As filed with the Securities and Exchange Commission on June 23, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMBICOM HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	3829	26-2964607
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code)

500 Alder Drive, Milpitas, CA  95035            Telephone: (408) 321-0822

(Address and telephone number of Registrant's principal executive offices)

State Agent and Transfer Syndicate, Inc.

112 North Curry Street

Carson City, Nevada  89703

(775) 882-1013

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of notices and other communications should be sent to:

Peter Campitiello

Kane Kessler, P.C.

1350 Avenue of the Americas

New York, New York 10019

(212) 541-6222

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, $0.008 par value per share (1)	1,500,000	$0.10	$150,000	$17.43

TOTAL	1,500,000	$0.10	$150,000	$17.43

(1) The shares of our Common Stock being registered hereunder are being registered for resale by Kodiak Capital Group, LLC in accordance with the terms of an equity purchase agreement between Kodiak Capital Group, LLC and the Registrant. The number of shares of our Common Stock registered hereunder represents a good faith estimate by us of the number of shares of our Common Stock issuable upon delivery of a “put” notice.

(2) Estimated solely for purposes of calculating the registration fee under Rule 457 under the Securities Act, using the last closing price as reported on the OTC Markets on June 19, 2015, which was $0.10 per share.

In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JUNE 23, 2015

AMBICOM HOLDINGS, INC.

1,500,000 Shares of Common Stock, par value $0.008 per share

This prospectus relates to the offering from time to time of up to 1,500,000 shares of the common stock of AmbiCom Holdings, Inc., a Nevada corporation (“AmbiCom”, “we”, “our”, “us”, or “Company”), to and by Kodiak Capital Group, LLC, a Delaware limited liability company (“Kodiak” or “Kodiak Capital”), and pursuant to a “put right” under an Equity Purchase Agreement, (the “Agreement”) also referred to as an equity line of credit that the Company has entered into with Kodiak Capital. The Agreement permits us to “put” up to $1,000,000 of shares of our common stock to Kodiak Capital. Pursuant to registration rights granted to Kodiak Capital, we are obligated to register the shares acquired by Kodiak Capital. The Company also issued 500,000 shares of common stock to Kodiak as a commitment fee under the Agreement. However, such shares are not included in this Registration Statement. AmbiCom is not selling any shares of common stock in that resale offering. We, therefore, will not receive any proceeds from the sale of the shares by the selling shareholder. We will, however, receive proceeds from the sale of securities pursuant to our exercise of the put right.

The selling shareholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

The selling shareholder may sell common stock from time to time in the principal market on which the stock will be traded at the prevailing market price or in negotiated transactions.  The selling shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. AmbiCom will pay the expenses of registering these shares.

Upon the effective date of this Registration Statement, Kodiak Capital will commit to purchase up to $1,000,000 worth of our common stock over a 12 month period.  The amount that the Company shall be entitled to put to Kodiak shall be $25,000. The offering price of these securities will equal 80% of the lowest posted closing posted bid price of the common stock of AmbiCom during the five consecutive trading days immediately after the put date.  There will be no underwriter discounts or commissions.

Our common stock is quoted on the OTC Markets (“OTC”) under the symbol “ABHI.QB”. The last reported sale price of our common stock on the OTCBB on June 19, 2015 was approximately $.10 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 6.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus titled "Risk Factors" beginning on page __ before buying any shares of our common stock.

The information in this prospectus is not complete and may be changed.  The selling shareholder may not sell or offer these securities until the registration statement of which this prospectus forms a part filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ________, 2015

FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “believe”, “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus.  We have not authorized anyone to give any information or make any representation about this offering that differs from, or adds to, the information in this prospectus or in its documents that are publicly filed with the SEC.  Therefore, if anyone does give you different or additional information, you should not rely on it.  The delivery of this prospectus does not mean that there have not been any changes in our condition since the date of this prospectus.  If you are in a jurisdiction where it is unlawful to offer the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this prospectus does not extend to you.  This prospectus speaks only as of its date except where it indicates that another date applies.

Market data and certain industry forecasts used in this prospectus were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified this information, and we do not make any representation as to the accuracy of such information.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and our financial statements and the related notes appearing at the end of this, before deciding to invest in our common stock.”

AmbiCom Holdings, Inc., a Nevada corporation (“AmbiCom”, “we”, “our”, “us”, or “Company”), focuses its operations as an optimizer of server infrastructure configuration settings using its patented Active Continuous Optimization (“ACO”) which helps realize the full potential of both visualized and physical IT infrastructure. AmbiCom is also a designer and developer of wireless products focusing on Wi-Fi and Bluetooth® applications for the medical and healthcare industry. AmbiCom purchases standard wireless products and designs and develops features and packaging to customize these products to their target original equipment manufacturer (“OEM”) markets including a new secure digital input output (“SDIO”) card to be sold to its OEM customers. AmbiCom also sells home healthcare products in the retail market which includes solar toothbrushes in general that utilizes light into negatively-charged ions. The Company will also continue to expand its non-recurring engineering (“NRE”) project.

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For the fiscal year ended July 31, 2014, we incurred an operating loss of $465,361 and a net loss of $467,751. Our operating losses since inception raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that might be necessary should we be unable to continue as a going concern. For the foreseeable future, we will have to fund all our operations and capital expenditures from the net proceeds of equity or debt offerings we may have, cash on hand, etc. Although we plan to pursue additional financing, there can be no assurance that we will be able to secure financing when needed or to obtain such financing on terms satisfactory to us, if at all. If we are unable to secure additional financing in the future on acceptable terms, or at all, we may be unable to complete the development of our new products. In addition, we could be forced to reduce or discontinue product development, reduce or forego sales and marketing efforts and forego attractive business opportunities in order to improve our liquidity to enable us to continue operations.

The Offering

Common Stock Being Offered By Selling Shareholder	1,500,000 shares of Common Stock issuable to Kodiak Capital Group, LLC pursuant to an Equity Purchase Agreement with us dated April 24, 2015, (the “Investment Agreement” or “Equity Line of Credit”)

Terms of the Offering	The Selling Shareholder will determine when and how it will sell the Common Stock offered in this prospectus.

Termination of the Offering	The offering will conclude upon the earliest of (i) such time as all of the Common Stock has been sold pursuant to the registration statement, (ii) two years or (iii) such time as all of the Common Stock become eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or any other rule of similar effect.

Use of Proceeds	We are not selling any shares of Common Stock in this offering and, as a result, will not receive any proceeds from this offering.

Trading Symbol	“ABHI.QB”

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 6.

RISK FACTORS

Investing in the Company's common stock involves a high degree of risk. Our business, financial condition, operating results and prospects are subject to the following risks. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this Registration Statement, before purchasing shares of the Company's Common Stock. There are numerous and varied risks, known and unknown, that may prevent the Company from achieving its goals. The risks described below are not the only ones the Company will face. If any of these risks actually occur, the Company's business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of the Company's common stock could decline and investors in the Company's common stock could lose all or part of their investment.

Risks Specific to Us

If our products do not gain expected market acceptance, prospects for our sales revenue and profit may be affected.

The healthcare industry’s relative unfamiliarity with wireless medical products may slow their market acceptance. Potential customers for our devices and systems may be reluctant to adopt these as alternatives to traditional technologies because of regulatory and other factors beyond the Company’s control.

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Obstacles to widespread adoption of our devices include inability to achieve market penetration before they are rendered obsolete.

If we are not able to compete effectively with other competitors, our prospects for future growth will be jeopardized.

There is significant competition in the healthcare industry with more established companies. We are not only competing with other wireless device providers but also with companies offering traditional medical products, which are usually more established and have greater resources to devote to research and development, manufacturing and marketing. In addition, we compete with large companies such as Cisco which have advantages of global marketing capabilities and substantially greater resources to devote to research and development and marketing.

Our competitors may promote devices which are more readily accepted by customers and we may be required to reduce the prices of our products in order to remain competitive.

Downturns in general economic and market conditions could materially and adversely affect our business.

A significant amount of medical device purchases are related to the budgets and purchasing of medical facilities generally and hospitals in particular. A reduction in spending and budgets would likely cause a reduction in the demand for our products. If these facilities have less funds budgeted as a result of general economic conditions, sales of our wireless medical products for which they have budgeted would likely be influenced by general economic downturns.

If critical components become unavailable or contract manufacturers delay their production, our business will be negatively impacted.

Stability of component supply is crucial to determine our manufacturing process. As some critical devices and components are supplied by certain third-party manufacturers, we may be unable to acquire necessary amounts of key components at competitive prices.

Outsourcing the production of certain parts and components is one way to reduce manufacturing costs. We have selected these particular manufacturers based on their ability to consistently produce these products according to our requirements in an effort to obtain the best quality product at the most cost effective price. However, the loss of all or one of these suppliers or delays in obtaining shipments could have an adverse effect on our operations until an alternative supplier could be found, if one may be located at all. This may cause us to breach our contracts and lose sales.

If our contract manufacturers fail to meet our requirements for quality, quantity and timeliness, our business growth could be harmed.

We design and outsource our products to contract manufacturers. These manufacturers procure most of the raw materials for us and provide all necessary facilities and labor to manufacture our products. If these companies were to terminate their agreements with us without adequate notice, or fail to provide the required capacity and quality on a timely basis, we would be delayed in our ability or unable to process and deliver our products to our customers.

Our products could contain defects or they may be installed or operated incorrectly, which could reduce sales of those products or result in claims against us.

Although we have quality assurance practices to ensure good product quality, defects still may be found in the future in our existing or future products.

End-users could lose their confidence in our products and Company when they unexpectedly use defective products or use our products improperly. This could result in loss of revenue, loss of profit margin, or loss of market share. Moreover, because our products are employed in the healthcare industry, if one of our products is a cause, or perceived to be the cause, of injury or death to a patient, we would likely be subject to a claim. If we were found responsible it could cause us to incur liability which could interrupt or even cause us to terminate some or all of our operations.

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We intend to invest in engineering, sales, service and marketing which could harm our operating results

While we intend to manage our costs and expenses, we also intend to invest in personnel and other resources related to our engineering, sales, service and marketing. These investments and expenses may adversely affect our operating results.

Our business substantially depend upon the continued growth of the internet and internet based systems

A substantial portion of our business and revenue depends on the continued growth and evolution of the internet, including the continued development of the Internet, and on the deployment of our products by customers who depend on such continued growth and evolution. To the extent that an economic slowdown or uncertainty and related reduction in capital spending led to reduced spending on infrastructure, our business, operating results, and financial condition may be adversely affected.

We compete in intensely competitive markets

The markets in which we compete are characterized by rapid change, converging technologies, and a migration to networking and communications solutions that offer relative advantages. These market factors represent a competitive threat to us. We compete with numerous vendors in each product category, most of which are larger, more established and better funded than us. We expect the overall number of our competitors to increase. Also, the identity and composition of competitors may change as we increase our activity in newer product categories such as data center and collaboration and in our priorities. In addition, the growth in demand for technology delivered as a service enables new competitors to enter the market.

We face intense competition across all markets for our products and services, which may lead to lower revenue or operating margins

Our competitors range in size from diversified global companies with household names significant research and development resources to small, specialized firms whose narrower product lines may let them be more effective in deploying technical, marketing, and financial resources. Barriers to entry in our businesses are low and software products can be distributed broadly and quickly at relatively low cost. Many of the areas in which we compete evolve rapidly with changing and disruptive technologies, shifting user needs, and frequent introductions of new products and services. Our ability to remain competitive depends on our success in making innovative products, devices, and services that appeal to businesses and consumers.

We may face risks to our intellectual property rights.

We may not be able to protect our intellectual property rights; Piracy may adversely affects revenue, particularly in countries where laws are less protective of intellectual property rights. Reductions in the legal protection for software intellectual property rights may adversely affect revenue.

We may not receive expected fees from our patent licenses.

We expend significant resources to patent the intellectual property we create with the expectation that we will generate revenues by incorporating that intellectual property in our products or services or, in some instances, by licensing our patents to others in return for fees. Changes in the law may lessen our ability to collect revenue for licensing our patents. Similarly, licensees of our patents may fail to satisfy their obligations to pay us royalties, or may contest the scope and extent of their obligations. All of these items may adversely affect our revenues.

If we are unable to recruit and retain qualified personnel, our business could be harmed.

Our growth and success highly depend on qualified personnel. Competition in the industry could cause us difficulty in recruiting or retaining a sufficient number of qualified technical personnel, which could harm our ability to develop new products. If we are unable to attract and retain key personnel, it would harm our ability to develop competitive product, retain customers, and could adversely affect our business and operating results.

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Risks Related to the Securities Markets and Investments in Our Common Stock

Because our common stock is quoted on the OTC Markets your ability to sell shares in the secondary trading market may be limited.

Our common stock is currently quoted on the over-the-counter market on the OTC Markets. Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was quoted and traded on NASDAQ or a national securities exchange.

Because our shares are "penny stocks," you may have difficulty selling them in the secondary trading market.

Federal regulations under the Securities Exchange Act of 1934 regulate the trading of so-called "penny stocks," which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. Since our common stock currently is quoted on the "OTCBB" at less than $5.00 per share, our shares are "penny stocks" and may not be traded unless a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a potential purchaser prior to any trade.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks". Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. Because our securities constitute “penny stocks", within the meaning of the rules, the rules would apply to us and to our securities. The rules will further affect the ability of owners of shares to sell their securities in any market that might develop for them because it imposes additional regulatory burdens on penny stock transactions.

Shareholders should be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, leaving investors with losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to the Company's securities.

By virtue of being a public company, the Company is subject to certain regulations and expenses.

The Company is publicly-traded and, accordingly, subject to the information and reporting requirements of the U.S. securities laws. The U.S. securities laws require, among other things, review, audit, and public reporting of the Company’s financial results, business activities, and other matters. Recent SEC regulation, including regulation enacted as a result of the Sarbanes-Oxley Act of 2002, has also substantially increased the accounting, legal, and other costs related to becoming and remaining an SEC reporting company. The public company costs of preparing and filing annual and quarterly reports, and other information with the SEC, and furnishing audited reports to stockholders will cause the Company’s expenses to be higher than if privately-held. In addition, the Company will incur substantial expenses in connection with the preparation of the Registration Statement and related documents with respect to the registration of the shares issued in the Offering. These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals. Failure by the Company to comply with the federal securities laws could result in private or governmental legal action against the Company and/or our officers and directors, which could have a detrimental effect on the Company's business and finances, the value of the Company’s stock, and the ability of stockholders to resell their stock.

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Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

Trading activities in the Company’s common stock has been limited and prices volatile. There can be no assurance that a stable market will ever develop for the Company’s common stock in the future. If a stable market does not develop, investors could be unable to sell their shares of the Company’s common stock, possibly resulting in a complete loss of any funds invested. Should a stable market develop, the price may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include:

•	Acceptance of our products in the industry.
•	Announcements of technological innovations or new products by us or our competitors.
•	Government regulatory action affecting our products or our competitors' products.
•	Developments or disputes concerning patent or proprietary rights.
•	Economic conditions in the United States or abroad.
•	Actual or anticipated fluctuations in our operating results.
•	Broad market fluctuations.
•	Changes in financial estimates by securities analysts.

A registration of a significant amount of our outstanding restricted stock may have a negative effect on the trading price of our stock.

At June 15, 2015, shareholders of the Company had approximately 42,832,139 shares of restricted stock, or 81.4% of the outstanding common stock. If we were to file a registration statement including all of these shares, and the registration is allowed by the SEC, these shares would be freely tradable upon the effectiveness of the registration statement. If investors holding a significant number of freely tradable shares decide to sell them in a short period of time following the effectiveness of a registration statement, such sales could contribute to significant downward pressure on the price of our stock.

We do not intend to pay any cash dividends to common shareholders in the foreseeable future and, therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Any credit agreements, which we may enter into with institutional lenders, may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and any other factors that the board of directors decides is relevant. Therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

We may issue additional equity shares to fund the Company's operational requirements which would dilute your share ownership.

The Company's continued viability may depend on its ability to raise capital. Changes in economic, regulatory or competitive conditions may lead to cost increases. Management may also determine that it is in the best interest of the Company to develop new services or products. In any such case, additional financing will likely be required for the Company to meet its operational requirements. There can be no assurances that the Company will be able to obtain such financing on terms acceptable to the Company and at times required by the Company, if at all. In such event, the Company may be required to materially alter its business plan or curtail all or a part of its operational plans as detailed further in Management's Discussion and Analysis in this Prospectus.

The sale or the proposed sale of substantial amounts of our common stock in the public markets may adversely affect the market price of our common stock and our stock price may decline substantially. In the event that the Company is unable to raise or borrow additional funds, the Company may be required to curtail significantly its operational plans as further detailed in Requirements for Additional Capital in the Management Discussion and Analysis of this Prospectus

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Also, any new securities issued may have greater rights, preferences or privileges than our existing common stock which may adversely affect the market price of our common stock and our stock price may decline substantially.

The Company’s Amended Articles of Incorporation authorize the issuance of up to 125,000,000 total shares of capital stock without additional approval by shareholders. As of June 15, 2015, we had 52,598,682 shares of common stock outstanding.

Large amounts of our common stock will be eligible for resale under Rule 144.

As of June 15, 2015, approximately 42,869,917 of the 52,598,682 issued and outstanding shares of the Company's common stock are restricted securities as defined under Rule 144 of the Securities Act of 1933, as amended (the “Act”) and under certain circumstances may be resold without registration pursuant to Rule 144 or otherwise.

In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a six month holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an Affiliate, as such term is defined in Rule 144(a)(1), of the Company and who has satisfied a one year holding period. Any substantial sale of the Company's common stock pursuant to Rule 144 may have an adverse effect on the market price of the Company's shares. Since the Company has previously indicated in its filings with the Commission that it is a shell company, as that term is defined under the Securities Act, pursuant to Rule 144, shareholders must wait at least one year from the date of the filing of this Form 10-K to avail themselves of Rule 144 unless we file a registration statement for the sale of such shares prior thereto.

Our reporting requirements may utilize a substantial portion of our cash.

We will incur ongoing costs and expenses for SEC reporting and compliance. To be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. Market Makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time. In order for us to remain in compliance we will require future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources.

Our shareholders may suffer future dilution due to issuances of shares for various considerations in the future.

There may be substantial dilution to our shareholders purchasing in future offerings as a result of future decisions of the Board to issue shares without shareholder approval for cash, services, or acquisitions.

Our stock will in all likelihood be thinly traded and, as a result, investors may be unable to sell at or near ask prices or at all if they need to liquidate shares.

Our shares of common stock may be thinly-traded on the OTC Market Group’s OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that the Company is a small, relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and even if the Company came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an early stage company such as ours or purchase or recommend the purchase of any of our securities until such time as it became more seasoned and viable. As a result, there may be periods of several days or more when trading activity in the our securities is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on the securities price. We cannot give investors any assurance that a broader or more active public trading market for the Company's common securities will develop or be sustained, or that any trading levels will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if they need money or otherwise desire to liquidate their securities of the Company.

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Certain Nevada corporation law provisions could prevent a potential takeover, which could adversely affect the market price of our stock.

We are incorporated in the State of Nevada. Certain provisions of Nevada corporation law could adversely affect the market price of our common stock. Because Nevada corporation law requires board approval of a transaction involving a change in our control, it would be more difficult for someone to acquire control of us. Nevada corporate law also discourages proxy contests making it more difficult for you and other shareholders to elect directors other than the candidate or candidates nominated by our board of directors.

Risks Related to this Offering

We are registering an aggregate of 1,500,000 shares of common stock to be issued under the equity line of credit; the sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 1,500,000 shares of common stock under this registration statement for issuance pursuant to the Equity Line of Credit. These shares may be sold into the public market by Kodiak Capital.  As of June 15, 2015, there were 52,598,682 shares of our common stock issued and outstanding, and 262,475 issuable upon conversion of our outstanding Series B Preferred Stock. The sale by Kodiak Capital of a substantial number of shares of the common stock being registered under this registration statement, or anticipation of such sales, could lessen demand for and depress the market price of our common stock.

Assuming the Company utilizes the maximum amount available under the equity line of credit, existing shareholders could experience substantial dilution upon the issuance of common stock.

Our equity line of credit with Kodiak Capital contemplates the potential future issuance and sale of up to $1,000,000 of common stock to Kodiak Capital, subject to certain restrictions and obligations. We are limiting this registration statement to 1,500,000 shares of Common Stock with respect to the Equity Line of Credit. The following table is an example of the number of shares that could be issued at various prices assuming we utilize the maximum amount remaining available under the Equity Line of Credit:

Price Per Share (1)	No of Shares Issuable (2)	Shares Outstanding After Issuance (3)	Percent of Shares Outstanding (4)
$0.08	12,5000,000	65,098,682	19.2%
$0.11	9,090,909	61,689,591	14.7%
$0.16	6,250,000	58,848,682	10.6%

(1)	Assumes a price of 80% of the volume weighted price per share.

(2)	Represents the number of shares issuable if the balance of the entire commitment of $1,000,000 under the Equity Line of Credit were drawn down at the indicated purchase prices.

(3)	Based on 52,598,682 shares of common stock outstanding as of June 15, 2015.

(4)	Percentage of our total outstanding shares of common stock represented by shares issued under the Equity Line of Credit, after the issuance of the shares indicated.

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Kodiak will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Kodiak pursuant to the Purchase Agreement will be purchased at a eighty percent (80%) discount to the lowest closing “best bid” price (the lowest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Agreement. Kodiak has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Kodiak sells the shares, the price of our common stock could decrease. If our stock price decreases, Kodiak may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

The size of the put we are able to exercise will not permit us to generate adequate funds.

The Agreement provides that the dollar value that we will be permitted to put to Kodiak will be $25,000.  Given our current rate of expenditures, it is unlikely these puts may provide adequate funding for our planned operations.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED

USE OF PROCEEDS

This prospectus relates to the sale of shares of our common stock to Kodiak Capital pursuant to the exercise of our put right under our Purchase Agreement with Kodiak Capital. The Company will receive proceeds from the sale of our common stock to Kodiak Capital pursuant to the Purchase Agreement. We will not receive any proceeds from the sales of stock by Kodiak Capital, as the selling shareholder. We will pay the cost of registering the shares offered by this prospectus. The proceeds from the Company’s exercise of the put right pursuant to the Agreement will be used for working capital and general corporate expenses. The Company anticipates the proceeds received from any “Puts” tendered to Kodiak under the Purchase Agreement to be used for working capital.

DETERMINATION OF OFFERING PRICE

The offering price for the shares sold to Kodiak under the Put will equal 80% of the lowest closing bid price of the common stock of the Company during the five consecutive trading days immediately after the date that Kodiak receives a Put Notice of draw down by the Company of a portion of the Equity Line of Credit with Kodiak. There will be no underwriter discounts or commissions.

DILUTION

The difference between the price per share pursuant to the exercise of the put right and the as adjusted pro forma net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering.  Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

As of March 31, 2015, our pro forma net tangible book value of was negative $624,302 or approximately $(0.013) per share of common stock. Pro forma net tangible book value per share consists of total assets less intangible assets and liabilities, divided by the total number of shares of common stock outstanding. Without giving effect to any changes in such pro forma net tangible book value after December 31, 2015, other than to give effect to sale of 61,689,591 shares of common stock at an assumed purchase price of $ 0.11 per share, the pro forma net tangible book value at March 31, 2015, would have been $375,698 or approximately $0.006 per share. As of March 31, 2015, the net tangible book value per share of common stock owned by our current shareholders would have increased by approximately $ 0.019 without any additional investment on their part and the purchasers of common stock will incur an immediate dilution of approximately $0.104 per share from the purchase price. “Dilution” means the difference between the offering price and the pro forma net tangible book value per share after giving effect to the offering. Holders of common stock may be subjected to additional dilution if any additional securities are issued as compensation or to raise additional financing. The following table illustrates the dilution which investors participating in this offering will incur and the benefit to current shareholders as a result of this offering:

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Price per share(1)	$0.138
Pro forma net tangible book value per share as of March 31, 2015	$(0.013)
Increase per share attributable to the exercise of the put right	$0.019
Pro forma net tangible book value after the exercise of the put right	$0.006
Dilution per share to new investors	$0.104

(1)	Assumes that $0.11 is 80% of the volume weighted price per share after the put right is exercised.

SELLING SHAREHOLDER

We agreed to register for resale an additional 1,500,000 shares of our common stock that we will put to Kodiak Capital pursuant to the Agreement. The Purchase Agreement with Kodiak Capital provides that Kodiak Capital is committed to purchase up to $1,000,000 of our common stock.  We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Purchase Agreement. We will not receive any proceeds from the sale of these shares of common stock offered by Kodiak Capital. However, we will receive proceeds from the sale of our Put Shares under the Investment Agreement. The proceeds will be used for working capital or general corporate purposes.

We are unable to estimate the number of shares Kodiak Capital may sell under our put right.  If Kodiak Capital is successful in selling all of the shares it purchases from us, it will own none of our shares.

The following table details the name of the selling shareholder, the number of shares owned by that selling shareholder, and the number of shares that may be offered by the selling shareholder for resale under this prospectus. Kodiak Capital Group, LLC is a broker-dealer. The table assumes that pursuant to the Purchase Agreement we will put to Kodiak and Kodiak will sell all 1,500,000 shares of our Common Stock available pursuant to the Purchase Agreement from time to time in one or more offerings under this prospectus. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling shareholder.

Name of selling security holder	Amount of securities of the class owned by the security holder before this offering	Amount to be offered for the security holder’s account	Amount and (if one percent or more) percentage of the class to be owned by security holder after the offering is complete

Kodiak Capital Group, LLC (1)	1,000,000	1,500,000	4.62%

* For the purpose of the table set forth above, we have included all shares of common stock beneficially owned by the selling shareholder as of June 15, 2015.

(1)	Applicable percentage of ownership is based on 52,598,682 shares of our Common Stock issued and outstanding as of June 15, 2015, together with securities exercisable or convertible into shares of Common Stock within 60 days as of June 15, 2015 for the selling shareholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not as outstanding for the purpose of computing the percentage ownership of any other person.

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EQUITY PURCHASE AGREEMENT

Pursuant to our Equity Purchase Agreement with Kodiak Capital, we have the right to “put” to Kodiak Capital up to $1,000,000 million in price of shares of our common stock (i.e., we can compel Kodiak Capital to purchase our common stock at a pre-determined formula). As of the date of the filing of this Prospectus, we previously sold an aggregate of 1,300,000 shares of common stock for proceeds of $200,000 pursuant to an Investment Agreement dated October 31, 2011. Accordingly, this prospectus relates to the resale of up to 1,500,000 shares of our Common Stock by Kodiak Capital for estimated maximum aggregate proceeds of $1,000,000.

In conjunction with our Purchase Agreement with Kodiak Capital, we issued a total of 500,000 shares of our common stock to Kodiak Capital as a commitment fee.  The shares are restricted stock as defined in Rule 144 under the Securities Act.

For the purpose of determining the number of shares of Common Stock to be offered by this prospectus, we have assumed that we will issue not more than 1,500,000 shares pursuant to the exercise of the put right, although the number of shares that we will actually issue pursuant to the put right may be more or less than 1,500,000, depending on the trading price of our common stock.  We currently do not intend to exercise the put right in a manner which would result in our issuance of more than 1,500,000 shares.

The Purchase Agreement provides, in part, that following notice to Kodiak Capital, we may put to Kodiak Capital up to $1,000,000 in shares of our common stock for a purchase price equal to 80% percent of the lowest closing “best bid” price (the lowest posted closing bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak Capital of an election to put shares pursuant to the Purchase Agreement.  The aggregate dollar value that we will be permitted to put to Kodiak will be $25,000.  Kodiak Capital has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio. This prospectus covers, in part, the resale of our stock by Kodiak Capital either in the open market or to other investors through negotiated transactions. Kodiak Capital’s obligations under the Purchase Agreement are not transferrable and this registration statement does not cover sales of our common stock by transferees of Kodiak Capital.

Kodiak Capital will only purchase shares when we meet the following conditions:

•	a registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line of Credit;
•	our common stock has not been suspended from trading for a period of two consecutive trading days and we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;
•	we have complied with our obligations under the Purchase Agreement and the attendant registration rights agreement;
•	no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; and
•	we have not filed a petition in bankruptcy, either voluntarily or involuntarily, and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws.

The Purchase Agreement will terminate when any of the following events occur:

•	Kodiak has purchased an aggregate of $1,000,000 of our common stock or twenty four months after the effective date, as amended;
•	we file or otherwise enter an order for relief in bankruptcy; or
•	our common stock ceases to be registered under the Exchange Act.

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As we draw down on the Equity Line of Credit, shares of our common stock will be sold into the market by Kodiak Capital.  The sale of these additional shares could cause our stock price to decline.  In turn, if the stock price declines and we issue more puts, more shares will go into the market, which could cause a further drop in the stock price.  You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Line of Credit.  If our stock price declines, we will be required to issue a greater number of shares under the Equity Line of Credit.  We have no obligation to utilize the full amount available under the Equity Line of Credit.

PLAN OF DISTRIBUTION

The selling shareholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended. The selling shareholder and any of its pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any of these methods of sale; and
•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended ("Securities Act"), if available, rather than under this prospectus. The selling shareholder have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling shareholder may pledge its shares to its brokers under the margin provisions of customer agreements. If the selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling shareholder has agreed not to engage in any direct or indirect short selling of our common stock during the term of the Investment Agreement.

Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling shareholder and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

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The selling shareholder and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of and limit the timing of purchases and sales of any of the shares by the selling shareholder or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling shareholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser are responsible for paying any discounts, commissions and similar selling expenses they incur.

The selling shareholder and the issuer have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling shareholder is advised to ensure that any brokers, dealers or agents effecting transactions on behalf of the selling shareholder are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately $40,024.41. The estimated offering expenses consist of: a SEC registration fee of $24.11, accounting fees of $10,000, legal fees of $20,000 and printing miscellaneous expenses of $10,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling shareholder.

The selling shareholder should be aware that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling shareholder, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling shareholder or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of the Company while such selling shareholder are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholder are not permitted to cover short sales by purchasing shares while the offering is taking place. The selling shareholder is advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to this Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

Blue Sky Restrictions on Resale

If the selling shareholder wants to sell shares of our common stock under this registration statement in the United States, the selling shareholder will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for the selling shareholder will be able to advise the selling shareholder which states our common stock is exempt from registration with that state for secondary sales.

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Any person who purchases shares of our common stock from the selling shareholder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and the selling shareholder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

DESCRIPTION OF SECURITIES

Common Stock

Number of Authorized and Outstanding Shares. The securities subject to this registration statement are shares of common stock of the Company, par value $0.008 per share (“Common Stock”). The Company's Amended and Restated Articles of Incorporation authorizes the issuance of 125,000,000 shares of Common Stock, of which 52,898,682 shares of Common Stock outstanding on June 15, 2015, which were held by approximately 89 shareholders of record. Our Board of Directors and Shareholders holding a majority of our outstanding voting stock have authorized an amendment to increase the number of authorized shares of Common Stock to 200,000,000 shares

Voting Rights. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of Common Stock have no cumulative voting rights. Accordingly, the holders of in excess of 50% of the aggregate number of shares of Common Stock outstanding will be able to elect all of the directors of the Company and to approve or disapprove any other matter submitted to a vote of all shareholders.

Other. No shareholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by the Company, and no shareholder has any right to convert the common stock into other securities. No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of the Company's common stock are fully paid and non-assessable. Subject to the rights of the holders of the preferred stock, if any, the Company's shareholders of common stock are entitled to dividends when, as and if declared by the Board from funds legally available therefore and, upon liquidation, to a pro-rata share in any distribution to shareholders. The Company does not anticipate declaring or paying any cash dividends on the common stock in the foreseeable future.

Preferred Stock

Number of Authorized and Outstanding Shares. The Company's Amended and Restated Articles of Incorporation authorizes the issuance of 50,000,000 shares of “Blank Check” Preferred Stock, par value $0.001 per share (“Preferred Stock”), subject to any limitations prescribed by law, without further vote or action by the shareholders, to issue from time to time shares of preferred stock in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the Company's board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

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Series B Convertible Preferred Stock

The Company has authorized a total of 325,000 shares of 6% Series B Convertible, Redeemable Preferred Stock (the “Series B”). The Series B accrues annual dividends at the rate of 6% per year in shares of Common Stock at the dividend conversion rate of $1.00.  The Series B, together with any unpaid dividends, is convertible at any time into shares of the Company’s common stock at the conversion rate of one share of Common Stock per each share of Series B converted.  Following the second anniversary of the Exchange, the Series B, together with any unpaid dividends, shall be convertible into Common Stock at the conversion price of forty cents ($0.40) or seventy percent (70%) of the daily volume weighted average price of the Common Stock for the twenty trading days immediately prior to the conversion.  The Series B is redeemable by the Company, at any time prior to December 31, 2015, in cash at the redemption rate of $1.00 per share of Series B plus any accrued and unpaid dividends.  On December 31, 2015, all outstanding shares of Series B shall be redeemed by the Company at a per share redemption price equal to $1.00 per share of Series B plus an amount of Common Stock equal to the amount of the accrued and unpaid dividend thereon.  The Series B has a liquidation preference of $2,600,000 and ranks prior to the Series A and the Common Stock.  The Series B votes on an “as converted” basis.  There are currently 262,475 shares of Series B outstanding.

Warrants

As of June 19, 2015, there were no warrants outstanding.

Options

As of June 19, 2015, there were options for the purchases of 4,300,000 shares of Common Stock issued and outstanding.

 Securities Authorized for Issuance Under Equity Compensation Plans

2010 Equity Incentive Plan

The Company has reserved 2,277,778 shares of common stock for issuance under the terms of the AmbiCom Holdings 2010 Incentive Plan. The 2010 Plan is intended to promote the interests of the Company by attracting and retaining exceptional employees, consultants, directors, officers and independent contractors (collectively referred to as the “Participants”), and enabling such Participants to participate in the long-term growth and financial success of the Company. Under the 2010 Plan, the Company may grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Incentive Stock Options”), non-qualified stock options (the “Nonqualified Stock Options”), stock appreciation rights (“SARs”) and restricted stock awards (the “Restricted Stock Awards”), which are restricted shares of Common Stock (the Incentive Stock Options, the Nonqualified Stock Options, the SARs and the Restricted Stock Awards are collectively referred to as “Incentive Awards”). Incentive Awards may be granted pursuant to the 2010 Plan for 10 years from the Effective Date.

From time to time, we may issue Incentive Awards pursuant to the 2010 Plan.  Each of the awards will be evidenced by and issued under a written agreement.

If an incentive award granted under the 2010 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the Plan.

The number of shares subject to the 2010 Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in our outstanding Common Stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

2014 Equity Incentive Plan

On June 2, 2014, our Board and Stockholders approved and adopted the 2014 Equity Incentive Plan (the “2014 Plan”). A copy of the 2014 Plan was filed with the Securities and Exchange Commission on June 3, 2014 with the Company’s Definitive Information Statement.

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The Company has reserved 10,000,000 shares of common stock for issuance under the terms of the 2014 Plan. The 2010 Plan is intended to promote the interests of the Company by attracting and retaining exceptional employees, consultants, directors, officers and independent contractors (collectively referred to as the “Participants”), and enabling such Participants to participate in the long-term growth and financial success of the Company. Under the 2014 Plan, the Company may grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Incentive Stock Options”), non-qualified stock options (the “Nonqualified Stock Options”), stock appreciation rights (“SARs”) and restricted stock awards (the “Restricted Stock Awards”), which are restricted shares of Common Stock (the Incentive Stock Options, the Nonqualified Stock Options, the SARs and the Restricted Stock Awards are collectively referred to as “Incentive Awards”). Incentive Awards may be granted pursuant to the 2014 Plan for 10 years from the Effective Date.

From time to time, we may issue Incentive Awards pursuant to the 2014 Plan. Each of the awards will be evidenced by and issued under a written agreement.

If an incentive award granted under the 2014 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the Plan.

Transfer Agent

Shares of Common Stock are registered at the transfer agent and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the Common Stock certificate, properly endorsed.  No transfer shall be registered unless the Company is satisfied that such transfer will not result in a violation of any applicable federal or state securities laws. The Company's transfer agent for its Common Stock is VStock Transfer, LLC, 77 Spruce Street, Suite 201, Cedarhurst, New York, 11516, Telephone (212) 828-8436.

Penny Stock

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

Our shares are considered penny stock under the Securities and Exchange Act.  The shares will remain penny stocks for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act.  Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

•	Contains a description of the nature and level of risk in the market for penny stock in both public offerings and secondary trading.
•	Contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act of 1934, as amended.
•	Contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" price for the penny stock and the significance of the spread between the bid and ask price.
•	Contains a toll-free telephone number for inquiries on disciplinary actions.
•	Defines significant terms in the disclosure document or in the conduct of trading penny stocks.
•	Contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•	The bid and offer quotations for the penny stock.

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•	The compensation of the broker-dealer and its salesperson in the transaction.
•	The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock.
•	Monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, shareholders may have difficulty selling their securities.

Shares Available Under Rule 144

There are currently 42,832,139 shares of common stock that are considered restricted securities under Rule 144 of the Securities Act of 1933. Approximately 30,512,937 of these shares are held by affiliates, as that term is defined in Rule 144(a)(1) and other shareholders. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing six months after their acquisition for those companies that have been subject to the reporting requirements of section 13 or 15(d) of the Exchange Act for a period of at least 90 days before the sale.

Dividend Policy

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

INTEREST OF NAMED EXPERT AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us or any of our subsidiaries. Nor was any such person connected with us or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Legal Matters

The validity of the issuance of the shares being offered hereby will be passed upon for us by Kane Kessler, P.C., New York, New York.

Experts

Our financial statements included in this prospectus to the extent and for the fiscal year ended July 31, 2014 (as indicated in their reports) have been audited by Kim & Lee Corporation, Los Angeles, California an independent registered public accounting firm and are included herein in reliance upon the authority as experts in giving said reports.

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DESCRIPTION OF THE BUSINESS

Background

AmbiCom Holdings, Inc. (“AmbiCom Holdings” “the Company”, “us”, “our” or “we,”) was incorporated as MedControl, Inc. in the State of Nevada as a for-profit company on July 1, 2008 and established a fiscal year end of July 31. Prior to the Exchange, the Company was a development-stage company organized to sell a product called “Med Time”, an electronic and portable device aimed to control the doses and schedules of medications taken by elderly individuals. Following the Exchange with AmbiCom Acquisition Corp., we adopted the business plan of AmbiCom Acquisition Corp’s wholly-owned subsidiary, AmbiCom, Inc., a California corporation as a designer and developer wireless products focusing on the wireless medical industry. Following the Company’s acquisition of all of the assets of Veloxum, the Company has focused its operations on developing its application to optimize server infrastructure configuration settings with our patented Active Continuous Optimization (“ACO”) Software which helps realize the full potential of both visualized and physical IT infrastructure and can assist organizations solve a number of challenges.

Veloxum Business

AmbiCom is working to address a number of markets. The first expected market is the personal computer consumer market. Upon a successful launch in the consumer space, we anticipate introducing the Veloxum application to small and middle-market businesses serviced by Managed Service Providers (MSP’s). Thereafter, we hope to enter the enterprise, large-scale market place. The Veloxum optimization application is based on Veloxum’s Active Continuous Optimization (ACO) Software which provides a common code base which is capable of addressing these disparate markets with minimal code modification.

AmbiCom Business

AmbiCom is a designer and developer of innovative wireless products focusing on the wireless medical industry. AmbiCom’s wireless modules and devices are based on the Company’s innovative application software and Wi-Fi or Bluetooth® technologies. While AmbiCom’s focus is on the development of products for the healthcare industry, AmbiCom will continue its plans to develop and explore solutions for non-healthcare applications.

Sales in the wireless medical device industry have grown at a rapid pace in the past few years. AmbiCom believes the reason for this growth and its strategy to focus on this industry includes:

•	Healthcare providers and insurers are seeking increased out-patient services. Wireless applications have the ability to provide “virtual nurse” services such as condition monitoring and alerts.
•	Wireless applications may eliminate or reduce the need for certain services that previously required a person, such as nurses, physicians, and billing positions.
•	Automated monitoring and alerts may produce improved patient outcomes and enable medical care providers to “virtually” monitor patients around the clock.
•	Improved usability may enhance quality of life and enable better, easier care provision.
•	Can enable or improve mobility and greater convenience.

AmbiCom’s business strategy targets and prioritizes areas of need and problems that could be improved or solved via the application of wireless capabilities. It then attempts to develop solutions that combine existing hardware and new software applications which AmbiCom develops to customize a device. AmbiCom’s wireless device solutions and applications include infusion pumps, heart monitoring machines, and glucose meters.

AmbiCom sells its products through multi-channel distribution and original equipment manufacturer (“OEM”) channels. The Company delivers its medical device modules to OEM companies such as Roche and Zoll Medical.

AmbiCom is jointly developing the integration of the automated optimization software applications into the current DHQ offering. Our application will add the capability of automated performance tuning to the current offering of PC Driver Support. The Company is headquartered in Milpitas, California, where all corporate and design operations are based. AmbiCom’s manufacturing operations and capacity are highly scalable and cost effective via several manufacturing partners in Asia.

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Our Competitive Advantages

The Company believes its strengths include the following:

•	Proven Results: Deep domain expertise in wireless technologies and developing new product applications that innovatively leverage wireless technology to create innovative products with breakthrough functionalities. Since the year 2000, AmbiCom has sold over one million devices to customers worldwide.
•	Low Cost Operating Structure: AmbiCom maintains a low cost operating structure, focusing resource allocation on its core corporate functions including sales, marketing, research and development, administration, and outsourcing manufacturing to several companies in Asia. This operating structure has allowed the Company to maintain strong gross margins.
•	Advantage Optimized Technology: `AmbiCom’s software actively and continuously optimizes existing server infrastructure and application setting to maximize workload density and reduce TCO up to 50% The optimization solution helps realize the full potential of both virtualized and physical servers and workstations and ensures that infrastructures run at peak performance and utilization

Products

Wireless products

We expect our markets to remain competitive and to reflect rapid technological evolution and continuously evolving customer and regulatory requirements. Our ability to remain competitive depends in part upon our success in maintaining our intellectual knowledge base and developing new and enhanced advanced wireless solutions and introducing these systems at competitive prices on a timely basis.

Optimization Solutions

Veloxum, the Company’s newly-acquired automated optimization software application automatically tunes individual personal computers, servers and workstations to better utilize their existing assets – network, memory, and CPU and disc input/output (I/O).

Sales and Marketing

We believe our intellectual capability, technology, sales, and marketing efforts have established our reputation for providing innovative solutions that meet our customers’ needs in a timely, cost-efficient manner. Our ability to leverage our distribution network will be an important factor in our success. The sales and marketing of our products largely depends upon the type of product, location and target customer.

Manufacturing and Suppliers

We currently outsource production of our products primarily to manufacturers in Asia. Many of the key components and sub-components are purchased from third party suppliers. We have selected such suppliers based on their ability to consistently produce these components per our specifications, striving for the best quality product at the most cost effective price.

Research and Product Development

The general focus of our research and development team is the design and integration of wireless medical devices and optimization software. Through these efforts, we constantly seek to enhance our existing products, design new products and develop solutions for customer applications. We believe that our responsiveness to current and perceived future customer demands differentiates us from many of our competitors, as we rapidly introduce new products to address market needs. We intend to expand our research and development team as we believe that increased levels of spending on research and development will be necessary to successfully develop products that will have a niche value.

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Employees

As of June 19, 2015, we had 6 employees. We believe we have good employee relations. None of our employees are members of any labor union, and we are not a party to any collective bargaining agreement.

Corporate Information

The Company's corporate headquarters are located at 500 Alders Drive, Milpitas, CA.

DESCRIPTION OF PROPERTY

Our principal executive office address is 500 Alder Drive, Milpitas, California 95035.  We lease approximately 7,313 square feet of office and warehouse space at a monthly rental of $4,425 under the terms of a 63 month lease that expires on May 31, 2016.  The rent increases three percent annually.

We currently have no investment policies as they pertain to real estate, real estate interests or real estate mortgages.

LEGAL PROCEEDINGS

No director, officer, or affiliate of the Company and no owner of record or beneficial owner of more than 5.0% of the securities of the Company, or any associate of any such director, officer or security holder is a party adverse to the Company or has a material interest adverse to the Company in reference to pending litigation.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.

Market Information

Our Common stock is currently traded on the OTC Bulletin Board (OTCBB) under the symbol "ABHI". We originally received our listing for quotation on the OTC Bulletin Board as “MCNC” on January 28, 2009. The following table sets forth, for the periods indicated, the high and low inter-dealer closing prices per share of our common stock as reported on the OTC Bulletin Board and OTC Markets Group’s OTC Link for our common stock for the last two fiscal years ended July 31, 2014.

Year	Quarter	High	Low

2013	Third	0.21	0.07

2013	Fourth	0.15	0.06

2014	First	0.25	0.06

2014	Second	0.60	0.12

2014	Third	0.45	0.14

2014	Fourth	0.49	0.18

2015	First	0.36	0.14

2015	Second	0.21	0.07

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Holders

As of June 19, 2015, there were 52,898,682 shares of our common stock issued and outstanding with 89 shareholders of record.

Dividends

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 shareholders, at least 100 of whom are shareholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with that person, obtain only such voting rights in the control shares as are conferred by a resolution of the shareholders of the corporation, approved at a special or annual meeting of shareholders. The control share law contemplates that voting rights will be considered only once by the other shareholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the shareholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any shareholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights, is entitled to demand fair value for such shareholder's shares.

Nevada's control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and "interested shareholders" for three years after the "interested shareholder" first becomes an "interested shareholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested shareholder" is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other shareholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our Board of Directors.

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Provisions Having A Possible Anti-Takeover Effect

We are subject to the State of Nevada's business combination statute. In general, the statute prohibits a publicly held Nevada corporation from engaging in a business combination with a person who is an interested shareholder for a period of three years after the date of the transaction in which that person became an interested shareholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder. An interested shareholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and accordingly, may discourage attempts to acquire our Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis should be read in conjunction with our financial statements and related notes thereto included elsewhere in this annual report. Portions of this document that are not statements of historical or current fact are forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this annual report should be read as applying to all related forward-looking statements wherever they appear in this annual report. You can identify forward-looking statements by the use of words such as the words “expect,” “anticipate,” “estimate,” “may,” “will,” “should,” “intend,” “believe,” and similar expressions. From time to time, we may publish forward-looking statements relative to such matters as anticipated financial performance, business prospects, technological developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. All statements other than statements of historical fact included in this section or elsewhere in this report are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, the following: changes in the economy or in specific customer industry sectors; changes in customer procurement policies and practices; changes in product manufacturer sales policies and practices; the availability of product and labor; changes in operating expenses; the effect of price increases or decreases; the variability and timing of business opportunities including acquisitions, alliances, customer agreements and supplier authorizations; our ability to realize the anticipated benefits of acquisitions and other business strategies; the incurrence of debt and contingent liabilities in connection with acquisitions; changes in accounting policies and practices; the effect of organizational changes within the Company; the emergence of new competitors, including firms with greater financial resources than ours; adverse state and federal regulation and legislation; and the occurrence of extraordinary events, including natural events and acts of God, fires, floods and accidents.

The following discussion and analysis of our plan of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this report. This discussion and analysis contain forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under the heading of “Risk Factors” and elsewhere in this prospectus.

Acquisition and Reorganization

On January 15, 2010, the acquisition of AmbiCom was completed, and the business of AmbiCom was adopted as our business. On May 15, 2014, AmbiCom acquired all of the assets related to the business of Veloxum Corp. in exchange for 13,100,437 shares of the Company’s Common Stock. As such, the following Management Discussion is focused on the current and historical operations of AmbiCom, and excludes the prior operations of the Registrant.

Intangible Assets

The carrying amounts of the intangible assets as of July 31, 2014 are as follows (in thousands, except years):

	Intangible Assets, Gross			Accumulated Amortization			Intangible Assets, Net		Weighted Average Useful
	July 31, 2013	Additions	July 31, 2014	July 31, 2013	Expense	July 31, 2014	July 31, 2013	July 31, 2014	Life (Years)
Developed technology	$-	$4,423	$4,423	$-	$(134)	$(134)	$-	$4,289	7
Trade names	-	800	800	-	(24)	(24)	-	776	7
Total intangible assets, net	$-	$5,223	$5,223	$-	$(158)	$(158)	$-	$5,065

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Total amortization expense related to intangible assets was $157,800 for the year ended July 31, 2014, all of which was recorded in operating expenses. As of July 31, 2014, the amortization expense related to identifiable intangible assets in future periods is expected to be as follows (in thousands):

	Developed Technology	Other Intangible Assets	Total Intangible Assets
2015	$631	$117	$748
2016	631	117	748
2017	631	117	748
2018	631	117	748
2019	631	117	748
Thereafter	1,134	191	1,325
Total intangible assets subject to amortization	$4,289	$776	$5,065

The increase in intangibles in fiscal 2014 is due to the intangibles assets acquired from former shareholders of Veloxum in May 2014. See Note 4. Acquisitions for a further discussion.

Overview

AmbiCom focuses its operations as an optimizer of server infrastructure configuration settings using its patented Active Continuous Optimization (“ACO”) which helps realize the full potential of both visualized and physical IT infrastructure. AmbiCom is also a designer and developer of wireless products focusing on Wi-Fi and Bluetooth® applications for the medical and healthcare industry. AmbiCom purchases standard wireless products and designs and develops features and packaging to customize these products to their target original equipment manufacturer (“OEM”) markets including a new secure digital input output (“SDIO”) card to be sold to its OEM customers. AmbiCom is also selling home healthcare products the retail market which includes solar toothbrushes in general that utilize light into negatively-charged ions. The Company will also continue to expand on its non-recurring engineering (“NRE”) project.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

GOING CONCERN

For the fiscal year ended July 31, 2014, we incurred an operating loss of $465,361 and a net loss of $967,751. Our operating losses since inception raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that might be necessary should we be unable to continue as a going concern. For the foreseeable future, we will have to fund all our operations and capital expenditures from the net proceeds of equity or debt offerings we may have, cash on hand, etc. Although we plan to pursue additional financing, there can be no assurance that we will be able to secure financing when needed or to obtain such financing on terms satisfactory to us, if at all. If we are unable to secure additional financing in the future on acceptable terms, or at all, we may be unable to complete the development of our new products. In addition, we could be forced to reduce or discontinue product development, reduce or forego sales and marketing efforts and forego attractive business opportunities in order to improve our liquidity to enable us to continue operations.

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The following discussion should be read in conjunction with the information contained in the consolidated financial statements of the Company and the notes thereto appearing elsewhere herein and in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations set forth in (1) the Company's Annual Report on Form 10-K for the year ended July 31, 2014. Readers should carefully review the risk factors disclosed therein and other documents filed by the Company with the SEC.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is not exposed to market risk related to interest rates on foreign currencies.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The required Financial Statements and the notes thereto are contained in a separate section of this report beginning with the page following the signature page.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 2, 2014, Kim and Lee Corporation, CPA (“K and L”) resigned as the Company’s  independent registered public accounting firm. The Company’s Board of Directors accepted the resignation of K and L.  K and L’s reports on the Company’s financial statements for the years ended July 31, 2014 and 2013, respectively, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles other than going concern.

During the years ended July 31, 2014 and 2013, and through December 2, 2014, there were no disagreements with K and L on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of K and L, would have caused it to make reference thereto in connection with its reports on the financial statements for such years. During the years ended July 31, 2014 and 2013, and through December 2, 2014, there were no matters that were either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

On December 3, 2014, the Company’s Board of Directors, acting in the capacity of an audit committee, engaged Marcum LLP (“Marcum”) as the Company’s new independent registered public accounting firm to act as the principal accountant to audit the Company’s financial statements. During the Company’s fiscal years ended July 31, 2014 and 2013, and through December 3, 2014, neither the Company, nor anyone acting on its behalf, consulted with Marcum regarding the application of accounting principles to a specific completed or proposed transaction or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided that Marcum concluded was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth information regarding the members of the Company’s board of directors and its executive officers. All directors hold office until the first annual meeting of the shareholders of the Company and until the election and qualification of their successors or their earlier removal or retirement.

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Officers are elected annually by the board of directors and serve at the discretion of the board.

Name	Age	Title

John Hwang	53	Chief Executive Officer, Director

Kevin Cornell	63	President

Robert Radoff	46	Director

John Hwang, 53 Chief Executive Officer, Director, Mr. Hwang has over 20 years corporate and entrepreneurial leadership experience in semiconductor technology and consumer electronics. From 2002 through 2007, Mr. Hwang was a member of the office of the Chairman of Techno Concepts, Inc., a developer and manufacturer of wireless communication devices. Mr. Hwang was President of Osicom, a fiber optic and network technologies manufacturer from 1994 to 1997. From 1985 to 1992, Mr. Hwang was VP of Samsung America, starting the first Samsung brand for monitors and PCs. He then created Samtron, a new brand for Samsung, which became a second tier brand to focus into the VAR channel. Mr. Hwang has a Bachelor of Science Degree in Economics from Rutgers University. The Company believes that due to Mr. Hwang’s role as a founder of the Company and public company experience, he is ideally suited to serve as the Company’s Chief Executive Officer and Chairman.

Robert Radoff, 46 Director, Mr. Radoff has created and managed a national broker network, monitoring sales, distribution, packaging and setting up logistics of new and existing products, setting objectives and goals for the sales force and creating presentations to major accounts. He has also helped develop and sell national brand and private label and other brands to major accounts in the U.S. and international markets. Mr. Radoff also built partnerships with several multi-national pharmaceutical companies that rank in the Fortune 100. Mr. Radoff majored in Business and Physiology at Pierce College Cal State Northridge. The Company believes that Mr. Radoff’s education and experiences in sales with biotechnology companies lead him to be well-qualified to serve as a Director.

Kevin Cornell, 63 President, Mr. Cornell has held several senior management positions within the computer industry including.  Prior to joining AmbiCom in May 2014, Mr. Cornell served as the CEO co-founder of Veloxum Corp. from March, 2008 to May 2014. Prior thereto and from August, 2015 to February, 2008 Mr. Cornell was the Chief Operating Officer and co-founder of Symphoniq Corporation (n/k/a Coradiant Corp).  From January, 2003 to July, 2005, he served as the Senior Vice-President and General Manager of Finisar Corporation’s Network Tools Division and from January, 1999 to January, 2003, the Vice President and General Manager of Borland. Mr. Cornell also was employed with Fulltime Software (n/k/a EMC), MIPs, and Oracle. Mr. Cornell graduated from Ryerson University, Toronto, Canada and holds four patents in optics.

Compensation of Directors

At this time, directors receive no remuneration for their services as directors of the Company, nor does the Company reimburse directors for expenses incurred in their service to the Board of Directors.  The Company does not expect to pay any fees to its directors for the 2015 fiscal year.

Code of Ethics

We do not currently have a code of ethics.  Because we currently have only limited business operations and two officers and directors, we believe a code of ethics would have limited utility. We intend to adopt a code of ethics as our business operations expand and we have additional directors, officers and employees.

Audit Committee.   The Company intends to establish an audit committee, which will consist of independent directors. The audit committee's duties would be to recommend to the Company's board of directors the engagement of independent auditors to audit the Company's financial statements and to review its accounting and auditing principles. The audit committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee would at all times be composed exclusively of directors who are, in the opinion of the Company's board of  directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

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Compensation Committee.    Our board of directors does not have a standing compensation committee responsible for determining executive and director compensation.  Instead, the entire board of directors fulfills this function, and each member of the Board participates in the determination.  Given the small size of the Company and its Board and the Company's limited resources, locating, obtaining and retaining additional independent directors is extremely difficult.  In the absence of independent directors, the Board does not believe that creating a separate compensation committee would result in any improvement in the compensation determination process.  Accordingly, the board of directors has concluded that the Company and its shareholders would be best served by having the entire board of directors’ act in place of a compensation committee.  When acting in this capacity, the Board does not have a charter.

In considering and determining executive and director compensation, our board of directors review compensation that is paid by other similar public companies to its officers and takes that into consideration in determining the compensation to be paid to the Company’s officers.  The board of directors also determines and approves any non-cash compensation to any employee.  The Company does not engage any compensation consultants to assist in determining or recommending the compensation to the Company’s officers or employees.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to (i) each individual serving as our principal executive officer during our last completed fiscal year; and (ii) each other individual that served as an executive officer at the conclusion of the fiscal years ended July 31, 2014 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (collectively, the Named Executives).

Name & Principal Position	Year	Salary (a)	Bonus	Restricted Stock Awards	Option Awards (b)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
John Hwang	2014	$264,000	$-	2,950	-	$-	$-	$266,950
	2013	$254,000	$59,000	-	-	-	$-	$309,000
Kevin Cornell*	2014	$37,500	-	-	-	-	$-	37,500

* Appointed May 12, 2014.

Compensation Policy: Our Company’s executive compensation plan is based on attracting and retaining qualified professionals who possess the skills and leadership necessary to enable our Company to achieve earnings and profitability growth to satisfy our stockholders.  Therefore, we must create incentives for these executives to achieve both Company and individual performance objectives through the use of performance-based compensation programs.  No one component is considered by itself, but all forms of the compensation package are considered in total.  Wherever possible, objective measurements will be utilized to quantify performance, but many subjective factors still come into play when determining performance.

Compensation Components: As an early-stage development company, the main elements of our compensation package consist of base salary, stock options and bonuses.

Base Salary: As we continue to grow and financial conditions improve, these base salaries, stock options, and bonuses will be reviewed for possible adjustments.  Base salary adjustments will be based on both individual and Company performance and will include both objective and subjective criteria specific to each executive’s role and responsibility with the Company.

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COMPENSATION OF DIRECTORS

At this time, directors receive no remuneration for their services as directors of the Company, nor does the Company reimburse directors for expenses incurred in their service to the Board of Directors.  The Company does not expect to pay any fees to its directors for the 2014 fiscal year.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

On May 12, 2014, the Company entered into employment agreements with Kevin Cornell and Michael Lazar, the former Officer and directors of Veloxum Corp.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of outstanding Common Stock as of June 15, 2015 by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of our directors, (iii) each of our named executive officers (as defined in Item 403(a) of Regulation S-K under the Securities Act), and (iv) all executive officers and directors as a group. Except as indicated in the footnotes below, the security and stockholders listed below possess sole voting and investment power with respect to their shares.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Owner	Percent of Class (2)
John Hwang (3)	17,000,000	32.3 ]%

Veloxum Corp. (4)	13,100,437	24.9%

Robert Radoff	412,500	*

All Directors and Executive Officers as a Group (3 persons)	30,512,937	58%

* Less than one percent (1%)

(1) "Beneficial Owner" means having or sharing, directly or indirectly (i) voting power, which includes the power to vote or to direct the voting, or (ii) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. The definition of beneficial ownership includes shares, underlying options or warrants to purchase common stock, or other securities convertible into common stock, that currently are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2) For each shareholder, the calculation of percentage of beneficial ownership is based upon 52,598,682 shares of Common Stock outstanding as of June 15, 2015, and shares of Common Stock subject to options, warrants and/or conversion rights held by the shareholder that are currently exercisable or exercisable within 60 days, which are deemed to be outstanding and to be beneficially owned by the shareholder holding such options, warrants, or conversion rights. The percentage ownership of any shareholder is determined by assuming that the shareholder has exercised all options, warrants and conversion rights to obtain additional securities and that no other shareholder has exercised such rights.

(3) Does not include 173,286 shares of Common stock held beneficially by family members.

(4)  Kevin Cornell, the Registrant’s President, holds voting control over the shares held by Veloxum Corp., but disavows beneficial ownership.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as otherwise disclosed herein, there have been no related party transactions, or any other transactions or relationships, including matters related to director independence, required to be disclosed pursuant to Items 404 or 407(a) of Regulation S-K.

Currently, we have one independent director on our Board of Directors, and have no formal procedures in effect for reviewing and pre-approving any transactions between us, our directors, officers and other affiliates. We will use our best efforts to insure that all transactions are on terms at least as favorable to the Company as we would negotiate with unrelated third parties.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby.  All such expenses will be borne by the Company; none shall be borne by any selling shareholder.

SEC Registration Fee	$17.43
Legal Fees and Expenses	$20,000.00
Accounting Fees and Expenses	$10,000.00
Miscellaneous	$10,000.00
TOTAL	$40,017.43

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide the Company with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Pursuant to the Company’s Articles of Incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Nevada Revised Statutes, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

RECENT ISSUANCES OF UNREGISTERED SECURITIES BY THE REGISTRANT

Recent Sales of Unregistered Securities by the Registrant

During the past three years, the Company issued the following securities exempt from the registration requirements of the Securities Act.  No underwriting or other compensation was paid in connection with these transactions:

On April 24, 2015, the Company and Kodiak Capital entered into the Equity Purchase Agreement whereby Kodiak Capital agreed to purchase up to $1,000,000 of the Company’s Common Stock. The facility sets the purchase of the Common Stock at 80% of the volume weighted average over five consecutive trading days. The Company issued 500,000 shares of Common Stock to Kodiak Capital as a commitment fee.

33

On March 4, 2015, the Company effectuated a Convertible Note Agreement with an accredited investor for the purchase and sale of up to $100,000 of the Company’s original issue discount convertible note. The note, in the principal amount of $100,000, was issued on March 4, 2015.

On February 20, 2015, the Company effectuated a Convertible Note Agreement with an accredited investor for the purchase and sale of up to $400,000 of the Company’s original issue discount convertible notes. The first note, in the principal amount of $100,000, was issued on February 20, 2015.

On December 18, 2014, the Company effectuated a Securities Purchase Agreement (the “Agreement”) with an accredited investor (the “Investor”) for the purchase and sale of up to $285,000 of the Company’s original issue discount convertible debentures (collectively, the “Debentures”).  The Debentures do not bear interest and are convertible into shares of the Company’s common stock, par value $0.008 per share (the “Common Stock”) at a conversion price equal to seventy percent (70%) of the lowest closing bid price (as reported by Bloomberg LP) of the Common Stock for the twenty (20) trading days immediately preceding the date of conversion.  In addition, the Company paid the Investor a fee consisting of $5,000 and 200,000 shares of restricted Common Stock (the “Commitment Shares”) in connection with the Investor’s due diligence review of the Company and reimbursed the Investor for $5,000 in legal fees incurred by the Investor.  Pursuant to the Agreement and a Registration Rights Agreement, for the nine months following the date of the Agreement, if the Company offers Common Stock (or other equity securities convertible into or exchangeable for Common Stock) registered for sale under the Securities Act or proposes to file a registration statement (“Registration Statement”) with the Securities and Exchange Commission covering any of its securities other than (i) a registration on Form S-8 or S-4, or any successor or similar forms; (ii) a shelf registration under Rule 415 for the sole purpose of registering shares to be issued in connection with the acquisition of assets; or (iii) an amendment or post-effective amendment of a Registration Statement of the Company filed as of the signing Closing Date, the Company will give the Investor the option to include the Commitment Shares and any shares of Common Stock into which the Debentures are convertible into in such Registration Statement.

The first Debenture, in the principal amount of $160,000, was issued on December 18, 2014 (the “Closing Date”). An additional Debenture in the principal amount of $125,000 may be issued by the Company to the Investor anytime sixty-one (61) days following the Closing Date subject to the satisfaction of the terms and conditions set forth in the Agreement (the “Second Closing”).  No solicitation was made and no underwriting discounts were given or paid in connection with these transactions. The Company believes that the issuance of the shares as described above was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933, as amended.  The Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. The Company has no obligation to issue any of the remaining Debenture to the Investor and may repay the Debentures at any time, subject to certain prepayment penalties.  The proceeds received by the Company under the Agreement are expected to be used for general corporate purposes.

On March 25, 2014, the Registrant sold 120,193 shares of Common Stock to the investor for $25,000 in accordance with the provisions of an Investment Agreement between the Company and the investor.

On May 12, 2014, the Registrant sold 208,333 shares of Common Stock to the investor for $25,000 in accordance with the provisions of an Investment Agreement between the Company and the investor.

On May 27, 2014, the Registrant sold 100,806 shares of Common Stock to the investor for $25,000 in accordance with the provisions of an Investment Agreement between the Company and the investor.

On May 29, 2014, the Registrant issued 13,100,437 shares of Common Stock to Veloxum Corp., a Delaware corporation (“Veloxum”), in connection with the Registrant’s acquisition of all of Veloxum’s assets.

34

Except as noted above, the sales of the securities identified above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, we believe that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rules promulgated thereunder. Each of the above-referenced investors in our stock represented to us in connection with their investment that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at  http://www.sec.gov.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of the Registrant (1)
3.2	By-laws (1)
3.3	Certificate of Designation of Rights and Preferences of 6% Series B Convertible, Redeemable Preferred Stock (1)
3.4	2010 Equity Incentive Plan (1)
3.5	2014 Equity Incentive Plan (3)
4.1	Form of Subscription Agreement of Med Control, Inc. (1)
5.1	Opinion of Counsel (2)
10.1	Equity Purchase Agreement between the Registrant and Kodiak Capital Group LLC dated April 20, 2014 (2)
10.2	Registration Rights Agreement between the Registrant and Kodiak Capital Group LLC dated April 20, 2014 (2)
10.3	Employment Agreement between the Registrant and John Hwang dated January 15, 2010 (1)
23.1	Consent of Counsel (Included in Exhibit 5)
23.2	Consent of Kim & Lee Corporation (2)
24.1	Power of Attorney (4)

(1) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 22, 2010.

(2) Filed herewith.

(3) Incorporated by reference to our Definitive Information Statement on Schedule DEF 14C filed with the SEC on July 7, 2014.

(4) Included on signature page.

35

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the registrant;

(c) The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

36

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on June 23, 2015.

AMBICOM HOLDINGS, INC.

By:	/s/ John Hwang
Name: John Hwang
Title: Chief Executive Officer and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Hwang	Chief Executive Officer, Chief Financial Officer, Director	June 23, 2015
John Hwang	(Principal Executive Officer and Principal Financial Officer)

/s/ Robert Radoff	Director	June 23, 2015
Robert Radoff

/s/ Kevin Cornell	President	June 23, 2015
Kevin Cornell

37

AMBICOM HOLDINGS, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of AmbiCom Holdings, Inc.

We have audited the accompanying consolidated balance sheets of AmbiCom Holdings, Inc. and subsidiary as of July 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended July, 31, 2014. AmbiCom Holdings, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AmbiCom Holdings, Inc. and subsidiary as of July 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the two-year period ended July 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

Kim and Lee Corporation, CPA,

Los Angeles, California

November 14, 2014

F-2

AMBICOM HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF JULY 31,

	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$523,540	$596,871
Accounts receivable, net of allowance for doubtful accounts of $26 and $26 as of July 31, 2014 and 2013, respectively	490	191,835
Inventory, net of reserve balances of $7,352 and $10,360 as of July 31, 2014 and 2013, respectively	64,120	89,732
Prepaid expenses and other current assets	9,839	167,274
Total current assets	597,989	1,045,712

Property and equipment, net	97,563	15,201
Deposit	20,695	20,695
Intangible asset, net	5,082,375	-

Total assets	$5,798,622	$1,081,608

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$116,263	$39,077
Accounts payable - other	26,842	23,733
Deferred revenue	1,980	381,980
Notes payable - current portion	15,735	-
Total current liabilities	160,820	444,790

Notes payable, net of current	58,978	-

Total liabilities	219,798	444,790

Commitment and contingency (Note 4)

Stockholders’ equity:

Common stock, $0.008 par value; 125,000,000 shares authorized; 26,162,093 and 10,806,520 shares issued and outstanding at July 31, 2014 and July 31, 2013, respectively	209,294	86,449

Preferred stock, Series A, $0.001 per share; 10,000,000 shares authorized; 10,000,000 and 7,050,000 shares issued and outstanding at July 31, 2014 and July 31, 2013, respectively	10,000	7,050

Preferred stock, Series B, $0.008 per share 325,000 shares authorized; 262,475 and 262,475 shares issued and outstanding at July 31, 2014 and July 31, 2013, respectively	2,100	2,100

Additional paid in capital	16,777,826	11,493,738
Accumulated deficit	(11,420,396)	(10,952,519)
Total stockholders’ equity	5,578,824	636,818
	$5,798,622	$1,081,608

The accompanying notes are an integral part of these consolidated financial statements.

F-3

AMBICOM HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED JULY 31,

	2014	2013

Sales	$1,941,142	$3,300,472

Cost of sales	805,631	1,547,054

Gross profits	1,135,511	1,753,418

Operating Expenses
Depreciation and amortization	181,951	6,187
Professional fees	307,503	281,377
Selling and general expenses	1,111,418	962,413
Total operating expenses	1,600,872	1,249,977

Income (loss) from operations	(465,361)	503,441

Other income (expense)
Other income and expense, net	2,000	28,167
Interest expense, net	(2,790)	5
Net other expense	(790)	28,172

Total income (loss) before income taxes	(466,151)	531,613

Income taxes	1,600	1,600

Net income (loss)	$(467,751)	$530,013

Net income (loss) per share - basic	$(0.018)	$0.049

Net income (loss) per share - diluted	$(0.013)	$0.029

Weighted average shares outstanding — basic	26,162,093	10,806,520

Weighted average shares outstanding — diluted	36,424,568	18,118,995

The accompanying notes are an integral part of these consolidated financial statements.

F-4

AMBICOM HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JULY 31,

	2014	2013
Cash flows from operating activities:
Net income (loss)	$(467,751)	$530,013
Net income (loss) items not affecting cash:
Depreciation and amortization	181,951	6,187
Stock-based compensation	136,382	100,280
Reduction in bad debt reserve	-	483
Increase (reduction) in reserve for inventory loss	2,128	4,409

Decrease / (Increase) in operating assets:
Accounts receivable	191,345	23,603
Inventory	23,485	83,963
Other receivables	-	-
Prepaid expense	157,434	(51,875)
Intangible Asset	(41,800)
Deposit	-	-

Increase / (Decrease) in operating liabilities:
Accounts payable - trade	77,186	(32,813)
Accrued payable - other	3,110	(47,607)
Unearned revenue	(380,000)	(213,024)

Net cash provided by operating activities	(116,530)	403,619

Cash flows from investing activities:
Payment of notes to related parties	-	-
Capital expenditures	(106,513)	(1,075)

Net cash used in investing activities	(106,513)	(1,075)

Cash flows from financing activities:
Proceeds from sale of common stock	75,000
Proceeds from notes payable	-	-
Payments on notes payable	74,712	(55,000)

Net cash provided (used) in financing activities	149,712	(55,000)

Net increase in cash and cash equivalents	(73,331)	347,544
Cash and cash equivalents, beginning of year	596,871	249,327

Cash and cash equivalents, end of year	$523,540	$596,871

Supplemental information:
Income taxes paid	$1,600	$1,600
Interest paid	$2,790	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-5

AMBICOM HOLDINGS, INC.

Consolidated Statements of Changes in Stockholders' Equity

	Preferred	Preferred	Preferred	Preferred		Common	Additional
	Stock	Stock	Stock	Stock	Common	Stock	Paid-in	Accumulated
	Series B #	Series B Amount	Series A #	Series A Amount	Stock #	Amount	Capital	Deficit	Total

Balance at July 31, 2012	262,475	$2,100	7,050,000	$7,050	9,790,760	$78,323	$11,401,458	$(11,482,406)	6,525
Employee stock option expense							9,680		9,680
Investor relations expense					400,000	3,200	75,400		78,600
Advisory board expense					600,000	4,800	7,200.00		12,000
Annual 6% common stock dividend for Preferred B holders per Preferred B agreement					15,760	126		(126)	(0)
Net Income for the year ended July 31, 2013								530,013	530,013
Balance at July 31, 2013	262,475	$2,100	7,050,000	$7,050	10,806,520	$86,449	$11,493,738	$(10,952,519)	636,818

Employee stock option expense							36,432		36,432
Investor relations expense					250,000	2,000	48,000		50,000
Advisory board expense					250,000	2,000	45,000		47,000
Preferred A granted			2,950,000	2,950.00					2,950
Annual 6% common stock dividend for Preferred B holders per Preferred B agreement					15,760	126		(126)	-
Investor PUT option					429,332	3,435	71,565	-	75,000
Equity Exchange for Assets from Veloxum Corporation					14,410,481	115,284	5,083,091		5,198,375
Net income for the quarter ended July 31, 2014								(467,751)	(467,751)
Balance at July 31, 2014	262,475	$2,100	10,000,000	$10,000	26,162,093	$209,294	$16,777,826	$(11,420,396)	5,578,824

The accompanying notes are an integral part of these consolidated financial statements.

F-6

AMBICOM HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2014 AND 2013

Note 1 – Organization and Principal Activities

AmbiCom Holdings, Inc. (“AmbiCom Holdings” or the ‘Company”) was incorporated as Med Control, Inc. (“Med Control”) under the laws of the State of Nevada on July 1, 2008. Med Control was a development stage enterprise until January 15, 2010. All of Med Control’s activities prior to January 15, 2010 related to its organization, initial funding and share issuances.

The Company authorized an amendment its Articles of Incorporation (the “Amendment”) to change its name to AmbiCom Holdings, Inc., to increase the number of its authorized shares of capital stock from 75,000,000 to 1,050,000,000 shares of which 1,000,000,000 were designated common stock, par value $0.001 per share (the “Common Stock”) and 50,000,000 were designated preferred stock, par value $0.001 per share (the “Preferred Stock”) and to effect a forward-split such that 131.2335958 shares of Common Stock were issued for every 1 share of Common Stock issued and outstanding immediately prior to filing of the amendment (the “Forward Split”).

Also on January 15, 2010, the Company acquired AmbiCom Acquisition Corp. a privately owned Nevada corporation (“AmbiCom”), pursuant to an Agreement and Plan of Share Exchange (the “Exchange”). AmbiCom was organized under the laws of the State of Nevada on July 29, 2008. AmbiCom Holdings is a holding company whose operating company, AmbiCom, Inc., is a designer and developer of wireless products focusing on the wireless medical industry. AmbiCom’s wireless modules and devices are based on its innovative application software and Wi-Fi or Bluetooth technologies.

Pursuant to the terms of the Exchange, the Company acquired AmbiCom from the AmbiCom equity holders in exchange for an aggregate of 20,000,000 newly issued shares of Common Stock, 2,600,000 shares of Series B Preferred Stock, an option to purchase 5,500,000 shares of Common Stock and 2,350,000 shares of Series A Preferred Stock at the purchase price of $0.01 per share, and warrants to purchase 500,000 shares of Common Stock at the exercise price of $0.50 per share (collectively, the “Exchange Shares”). As a result of the Exchange, the AmbiCom equity holders surrendered all of their issued and outstanding capital stock of AmbiCom in consideration for the Exchange Shares and AmbiCom became a wholly-owned subsidiary of the Company.

Simultaneously upon the Closing, the Company closed an offering (the “Offering”) of its Common Stock at a price of $0.40 per share for an aggregate of 1,250,000 shares of Common Stock for aggregate offering price of $500,000.

On May 29, 2014, the Company acquired all of the assets of Veloxum Corp., a Delaware corporation (“Veloxum”) in consideration for the issuance of 13,100,437 shares of the Company’s Common Stock. Following the Company’s acquisition of all of Veloxum’s assets, the Company has focused its operations as an optimizer of server’s infrastructure configuration settings.

F-7

Details of the Company’s subsidiary as of July 31, 2014 are as follows:

Name	Place and Date of Establishment/ Incorporation	Relationships	Principal Activities

E-Care USA, Inc.	Nevada March 15, 2011	Wholly-owned subsidiary of AmbiCom Holdings, Inc.	Designer and developer of wireless home medical devices

Inter-company accounts and transactions have been eliminated in consolidation.

Note 2 – Basis of Presentation

The accompanying consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and accounting principles generally accepted in the United States for financial information. The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Significant estimates made in preparing the financial statements include revenue recognition and costs of revenue, inventory valuations, long-lived and intangible asset valuations and loss contingencies. In the opinion of management, the financial statements include all adjustments (which are of a normal and recurring nature) necessary for the fair presentation of the results of the periods presented.

For financial accounting purposes, the acquisition was a reverse acquisition of the Company by AmbiCom, under the purchase method of accounting, and was treated as a recapitalization with AmbiCom as the acquirer.  Upon consummation of the Exchange, the Company adopted the business plan of AmbiCom.

Note 3 – Summary of Significant Accounting Policies

The summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

a) Description of Business - The Company is a leading designer and developer of wireless technologies which emphasize wireless medical and other wireless products. We develop the integration of the automated optimization software applications into the OEM project for Personal Computers and Servers.

b) Segment Information - The Company follows ASC Topic 280, “Disclosures about Segments of an Enterprise and Related Information.” Topic 280 requires that a company report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker currently evaluates the Company’s operations from a number of different operational perspectives including but not limited to a client by client basis. The Company derives all significant revenues from a single reportable operating segment of business. Accordingly, the Company does not report more than one segment; nevertheless, management evaluates, at least annually, whether the Company continues to have one single reportable segment.

c) Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates, and the differences may be material to the financial statements. Estimates are used primarily in determining the depreciable lives of fixed assets, and inventory valuation. In addition, estimates form the basis for the reserves for sales allowances, accounts receivable and inventory. Various assumptions go into the determination of these estimates. The process of determining significant estimates requires consideration of factors such as historical experience and current and expected economic conditions.

F-8

d) Cash and Cash Equivalents - The Company considers all highly liquid investments and time deposits with original maturities of three months or less when purchased to be cash equivalents. All cash and cash equivalents are maintained with nationally recognized financial institutions.

e) Allowance for Doubtful Accounts - An allowance for doubtful accounts is computed based on the Company’s historical experience and management’s analysis of possible bad debts. Accounts receivable are shown net of an allowance for doubtful accounts of $26 and $26 as of July 31, 2014 and 2013, respectively.

f) Inventories - Inventories are stated at the lower of cost or market on an average basis. Inventory reserves are recorded for damaged, obsolete, excess and slow-moving inventory. Market value of inventory is estimated based on the impact of market trends, an evaluation of economic conditions and the value of current orders relating to the future sales of this type of inventory. As of July 31, 2014 and July 31, 2013, the value of the inventory reserve was $7,352 and $10,360 respectively.

g) Income Taxes - The Company accounts for income taxes pursuant to the FASB ASC Topic 740, "Accounting for Uncertainty in Income Taxes", (“Topic 740”). Topic 740 clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with generally accepted accounting principles. The calculation of the Company's tax provision involves the application of complex tax rules and regulations within multiple jurisdictions. The Company's tax liabilities include estimates for all income-related taxes that the Company believes are probable and that can be reasonably estimated. To the extent that the Company’s estimates are understated, additional charges to the provision for income taxes would be recorded in the period in which the Company determines such understatement. If the Company's income tax estimates are overstated, income tax benefits will be recognized when realized. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Topic 740 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

h) Identified Intangible Asset – Licensed technology and patents are generally amortized on a straight-line basis over the periods of benefit. We amortize all acquisition-related intangible assets that are subject to amortization over their estimated useful life based on economics benefit.

The carrying amounts of the intangible assets as of July 31, 2014 are as follows (in thousands, except years):

	Intangible Assets, Gross			Accumulated Amortization			Intangible Assets, Net		Weighted
	July 31, 2013	Additions	July 31, 2014	July 31, 2013	Expense	July 31, 2014	July 31, 2013	July 31, 2014	Average Useful Life (Years)
Developed technology	$-	$4,423	$4,423	$-	$(134)	$(134)	$-	$4,289	7
Trade names and Other Intangible Asset	-	817	817	-	(24)	(24)	-	793	7
Total intangible assets, net	$-	$5,240	$5,240	$-	$(158)	$(158)	$-	$5,082

F-9

Total amortization expense related to intangible assets was $157,800 for the year ended July 31, 2014, all of which was recorded in operating expenses. As of July 31, 2014, the amortization expense related to identifiable intangible assets in future periods is expected to be as follows (in thousands):

	Developed Technology	Other Intangible Assets	Total Intangible Assets
2015	$631	$117	$748
2016	631	117	748
2017	631	117	748
2018	631	117	748
2019	631	117	748
Thereafter	1,134	208	1,342
Total intangible assets subject to amortization	$4,289	$793	$5,082

The increase in intangibles in fiscal 2014 is due to the intangibles assets acquired from former shareholders of Veloxum in May 2014. We perform an annual impairment assessment in the fourth quarter of each year for indefinite-lived intangible assets to determine whether is more likely than not that the carrying value of the assets may not be recoverable.

For further discussion of identified intangible assets, see “Note 4. Acquisitions” for a further discussion.

i) Revenue Recognition - The majority of the Company's product revenues are recognized upon shipment or delivery and acceptance of products by customers, when pervasive evidence of a sales arrangement exists, the price is fixed or determinable, the title has transferred and collection of resulting receivables is reasonably assured. For merchandise products, the Company recognizes revenue upon shipment of products, when title is passed and the amount collectible can reasonably be determined. All amounts billed to a customer related to shipping and handling are classified as revenue, while all costs incurred by the Company for shipping and handling are classified as selling expenses. For non-recurring engineering (“NRE”) projects, revenue is recognized for the deliverable portions that meet the revenue recognition criteria that persuasive evidence that an agreement exists, delivery has occurred or services have been rendered, the price is fixed and determinable, and collectability is reasonably assured.

j) Research and Development Costs - Research and development costs are expensed as incurred.

k) Stock-Based Compensation - The Company adopted ASC Topic 718 “Share-Based Payment”. As permitted, the Company elected to adopt disclosure-only provisions of ASC 718 in accordance with generally accepted accounting principles. Under the provisions of Topic ASC 718, compensation expense is recognized based on the fair value of options on the grant date.

l) Fair Value of Financial Instruments - ASC Topic 820, “Fair Value Measurements”, requires disclosure of the level within the fair value hierarchy in which fair value measurements in their entirety fall, segregating fair value measurements using quoted prices in active markets for identical assets or liabilities (Level 1), significant other observable inputs (Level 2), and significant unobservable inputs (Level 3). The Company's financial instruments consist of cash and cash equivalents, short-term trade receivables and payables at July 31, 2014 and 2013.

Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at:

	2014		2013
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets:
Cash and cash equivalents	$523,540	$523,540	$596,871	$596,871
Accounts receivable	$490	$490	$191,835	$191,835

Financial liabilities:
Accounts payable and accrued liabilities	$143,105	$143,105	$62,810	$62,810
Notes payable	$74,713	$71,545	-	-

F-10

The fair values of the financial instruments shown in the above table represent the amounts that would be received when those assets are sold or that would be paid when those liabilities are transferred in an orderly transaction between market participants at the measurement date. Those fair value measurements maximize the use of observable inputs.

However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Company’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by the Company based on the best information available in the circumstances, including expected cash flows and appropriately risk-adjusted discount rates, available observable and unobservable inputs.

The Company uses the following methods and assumptions in estimating the fair value disclosures for financial instruments:

Cash equivalents

The carrying amount reported in the balance sheets of cash equivalents approximate fair value because of the relatively short time to maturity.

Accounts receivable

The carrying amount reported in the balance sheets of accounts receivable approximate fair value because of the relatively short time to maturity.

Accounts payable and accrued liabilities

The carrying amount reported in the balance sheets of accrued payable and accrued liabilities approximate fair value because of the relatively short time to maturity.

Notes payable

The fair value of the Company’s notes payable are measured using quoted offer-side prices when quoted market prices are available. If quoted market prices are not available, the fair value is determined by discounting the future cash flows of each instrument at rates that reflect rates currently observed in publicly traded debt markets for debt of similar terms to companies with comparable credit risk. For long-term debt measurements, where there are no rates currently observable in publicly traded debt markets of similar terms with comparable credit, the Company uses market interest rates and adjusts that rate for all necessary risks, including its own credit risk.

Fair Value Hierarchy

The following table presents the placement in the fair value hierarchy of assets and liabilities that are measured at fair value on a recurring basis at:

		Fair value measurements at reporting date using
	July 31, 2014	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Notes payable	$74,713			$71,545

F-11

		Fair value measurements at reporting date using
	July 31, 2013	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Notes payable	0			0

m) Concentration - Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable. The Company performs ongoing credit evaluations of its customers’ financial condition. If the collection of the receivable becomes doubtful, the Company establishes a reserve in an amount determined appropriate for the perceived risk. The Company maintains its cash accounts at commercial banks. From time to time, cash balances maintained in such banks may exceed the insured amount by the Federal Deposit Insurance Corporation (FDIC). As of July 31, 2014 and July 31, 2013, management does not believe they are exposed to any significant risk on their cash balances. The Company’s products are primarily sold to global medical device companies. These customers can be significantly affected by changes in economic, competitive or other factors. The Company makes substantial sales to a relatively few, large customers, where company is seeking to capture more business from other targeted medical device companies.

Three customers accounted for $588 (32%), $584 (31%) and $525 (28%) of receivables at July 31, 2014, while one customer accounted for $190,000 (99%) of receivables at July 31, 2013.

Two customers accounted for $1,070,200 (55%) and $206,250 (11%) of the revenues for the year ended July 31, 2014. One customer accounted for $2,169,800 (66%) of the revenues for the year ended July 31, 2013.

Four vendors accounted for $52,000 (45%), $19,650 (17%), $16,512 (14%) and $14,949 (13%) of accounts payable as of July 31, 2014 and three vendors accounted for $20,000 (54%), $5,054 (13%), and $4,400 (12%) of accounts payable as of July 31, 2013.

One vendor accounted for $708,927 (87%) of the purchases for the year ended July 31, 2014. One vendor accounted for $1,315,697 (88%) of the purchases for the year ended July 31, 2013.

Recent Accounting Pronouncements

FASB ASC Topic 220, “Comprehensive Income” - New authoritative accounting guidance under ASC Topic 220, “Comprehensive Income,” amends prior guidance to require all non-owner changes in stockholders' equity to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The pronouncement should be applied retrospectively and effective for fiscal years, and interim periods within those years, beginning after December 15, 2012. The adoption of this pronouncement did not a material impact on the Company's financial statements.

F-12

FASB ASC Topic 350, “Intangible and Other Assets”  - New authoritative accounting guidance under ASC Topic 350, “Intangible and Other Assets,”, which allows for an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. Under new guidance , an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. The pronouncement is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of this pronouncement did not have a material impact on the Company's financial statements.

Management does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have an effect on the accompanying consolidated financial statements.

Note 4.  Acquisitions

Acquisitions in 2014

Veloxum

On May 15, 2014, the Company acquired certain assets of Veloxum, Inc., (“Veloxum”), a privately-held company, relating to its enterprise software in exchange for 13,100,437 shares of common stock which was accounted as an asset purchase. At the time of the acquisition, the Company determined that the fair value of the common stock issued was approximately $5.2 million. The Company is amortizing the fair value of the assets purchased over a period of seven years from the date of acquisition.

The following table summarizes the fair value of assets acquired and liabilities assumed of $5.2 million:

Developed technology	$4,423,375
Tradenames	816,000
Total	$5,240,175

Impairment Consideration

Developed technology and trade name would be tested for impairment used on guidelines in Accounting Standards Codification Topic 360-10-35, Impairment or Disposal of Long-Lived Assets

A long-lived asset or asset group that is held and used should be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount for the long-live asset or asset group might not be recoverable. As a result, a company is not required to perform an impairment analysis if indicators of impairment are not present. Instead, a company would assess the need for an impairment write-down only if an indicator of impairment (also referred to as a triggering event) is present.

F-13

As July 31, 2014, there is no triggering event has occurred which would indicate that the acquired Veloxum developed technology and trade name values may not be recoverable. The strategy and plans that had been put in place at the original acquisition date were still effective and progressing as planned.

Note 5 –Commitments and Contingencies

The Company leases its office and warehouse. The maturity date for the lease is May 2016. The minimum rental commitment under the lease for the years ended July 31 is:

Year Ending July 31:
2015	$58,007
2016	49,537

Total	$107,544

The rent expense for the years ended July 31, 2014 and 2013 was $53,675, and $53,675, respectively.

Note 6 – Liquidity and Shareholders’ Equity

Cash and cash equivalents were $523,540 and $596,871 at July 31, 2014 and 2013, respectively. The working capital was a positive balance of $437,169 and $600,922 at July 31, 2014 and 2013, respectively.

Preferred Stock

The Company's Amended Articles of Incorporation authorizes the issuance of 50,000,000 shares of Preferred Stock, par value $0.001 per share, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the Company's board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Series A Convertible Preferred Stock

The Company has authorized a total of 10,000,000 shares of Series A Convertible Preferred Stock (the “Series A”).  The Series A is convertible at any time into shares of the Company’s common stock at the conversion rate of one share of Common Stock per each share of Series A converted.  The Series A is treated on an “as converted” basis for both voting and liquidation rights. For the year-ended July 31, 2013, 7,050,000 shares of Series A were issued and outstanding. During the year-ended July 31, 2014, The Company has authorized an increase of 2,950,000 shares of Series A Convertible Preferred Stock (“Series A”). There are currently 10,000,000 shares of Series A outstanding as of July 31, 2014. In June 2011, an amendment was filed with the Secretary of State of Nevada whereby the conversion price of Series A would remain unchanged in event of stock split, stock dividend on the common stock, a reclassification of the common stock or distribution to holders of common stock. If the Company reports net income in two of the following four years following the Exchange, the Series A shall be convertible into Common Stock at the conversion rate of two shares of Common Stock per each share of Series A converted. In December 2013, an amendment was filed with the Secretary of State of Nevada whereby the total of Series A Convertible Preferred Shares authorized increased to 10,000,000 shares.

Series B Convertible Preferred Stock

In September 2011, the Company Amended and Restated its Articles of Incorporation. Before the amendment, there were 2,600,000 shares of Series B Convertible Preferred Stock outstanding at $0.001 par value per share as of July 31, 2011. After the amendment, there were 325,000 shares of Series B Convertible Preferred Stock outstanding at $0.008 par value per share as of July 31, 2011.

F-14

For the year-ended July 31, 2013, there were 262,475 shares of Series B Convertible Preferred Stock were issued and outstanding. During the year-ended July 31, 2014, there is no change on shares of Series B. There are currently 262,475 shares of Series B outstanding as of July 31, 2014.

The Series B accrues annual dividends at the rate of 6% per year in shares of Common Stock at the dividend conversion rate of $1.00.  The Series B, together with any unpaid dividends, is convertible at any time into shares of the Company’s common stock at the conversion rate of one share of Common Stock per for each share of Series B converted.  Following the second anniversary of the Exchange, the Series B, together with any unpaid dividends, shall be convertible into Common Stock at the conversion price of forty cents ($0.40) or seventy percent (70%) of the daily volume weighted average price of the Common Stock for the twenty trading days immediately prior to the conversion.  The Series B is redeemable by the Company, at any time prior to December 31, 2015, in cash at the redemption rate of $1.00 per share of Series B plus any accrued and unpaid dividends.  On December 31, 2015, all outstanding shares of Series B shall be redeemed by the Company at a per share redemption price equal to $1.00 per share of Series B plus an amount of Common Stock equal to the amount of the accrued and unpaid dividend thereon.  The Series B has a liquidation preference of $2,600,000 and ranks prior to the Series A and the Common Stock.  The Series B votes on an “as converted” basis.

As of the Exchange date, there were fully vested options outstanding to purchase 5,500,000 shares of Common Stock and 2,350,000 shares of Series A Preferred Stock, both at a purchase price of $0.01 per share as well as 10,000,000 shares of Series A Preferred Stock as part of the Exchange.   On July 20, 2011, Mr. Kenneth Cheng exercised all 2,350,000 options for Series A Preferred Stock. On June 1, 2011, 7,050,000 shares for Series A Preferred Stock were issued to Mr. John Hwang as part of the Exchange agreement. On December 10, 2013, 2,950,000 shares of Series A Preferred Stock were issued to Mr. John Hwang as part of the Employment agreement.

Options

As of July 31, 2014, there were options issued and outstanding for the purchases of 427,778 shares of Common Stock under 2010 Equity Incentive Plan and 10,000,000 shares of Common Stock under 2014 Equity Incentive Plan.

2010 Equity Incentive Plan

On January 15, 2010, the Board and Stockholders approved and adopted the 2010 Equity Incentive Plan (the “2010 Plan”). A copy of the 2010 Plan was attached as Exhibit 10.4 to Form 8-K filed with the Securities and Exchange Commission on January 22, 2010.

The 2010 Plan is intended to promote the interests of the Company by attracting and retaining exceptional employees, consultants, directors, officers and independent contractors (collectively referred to as the “Participants”), and enabling such Participants to participate in the long-term growth and financial success of the Company. Under the 2010 Plan, the Company may grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Incentive Stock Options”), non-qualified stock options (the “Nonqualified Stock Options”), stock appreciation rights (“SARs”) and restricted stock awards (the “Restricted Stock Awards”), which are restricted shares of Common Stock (the Incentive Stock Options, the Nonqualified Stock Options, the SARs and the Restricted Stock Awards are collectively referred to as “Incentive Awards”). Incentive Awards may be granted pursuant to the 2010 Plan for 10 years from the Effective Date.

From time to time, the Company may issue Incentive Awards pursuant to the 2010 Plan.  Each of the awards will be evidenced by and issued under a written agreement. In accordance with the rules of the plan, the exercise price of options granted shall be not less than 110% of the average of the closing price for the 30 days preceding the grant date.

The Board reserved a total of 2,277,778 shares of Common Stock for issuance under the 2010 Plan. If an incentive award granted under the 2010 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the Plan.

F-15

The number of shares subject to the 2010 Plan, any number of shares subject to any numerical limit in the 2010 Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in outstanding Common Stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

On September 1, 2010, 840,000 options were granted to eight employees at an exercise price of $0.20 per share. By using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 1.79%; volatility of 40%; expected life of 10 years; and, all option grants without payment of dividends, the Company recognized a non-cash stock compensation charge of $446 for the twelve months ended July 31, 2014 in connection with the issuance and vesting of these options.

On May 1, 2012, 250,000 options were granted to two employees at an exercise price of $0.09 per share. By using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 1.79%; volatility of 40%; expected life of 10 years; and, all option grants without payment of dividends, the Company recognized a non-cash stock compensation charge of $3,092 for the twelve months ended July 31, 2014 in connection with the issuance and vesting of these options.

On September 1, 2012, 75,000 options were granted to two employees at an exercise price of $0.03 per share. By using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 1.59%; volatility of 67%; expected life of 10 years; and, all option grants without payment of dividends, the Company recognized a non-cash stock compensation charge of $1,525 for the twelve months ended July 31, 2014 in connection with the issuance and vesting of these options.

On January 15, 2014, 305,000 options were granted to four employees at an exercise price of $0.16 per share. By using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 2.87%; volatility of 72%; expected life of 10 years; and, all option grants without payment of dividends, the Company recognized a non-cash stock compensation charge $10,225 for the twelve months ended July 31, 2014 in connection with the issuance and vesting of these options.

On May 15, 2014, 10,000,000 options were granted to three employees at an exercise price of $0.24 per share. By using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 2.50%; volatility of 73%; expected life of 10 years; and, all option grants without payment of dividends, the Company recognized a non-cash stock compensation charge of $21,144 for the twelve months ended July 31, 2014 in connection with the issuance and vesting of these options.

At July 31, 2014, 427,778 options remain available for future grant under the 2010 Plan.

As of July 31, 2014, there were options outstanding under the 2010 Plan to purchase 840,000 shares of Common Stock at a purchase price of $0.20 per share, 250,000 shares of Common Stock at a purchase price of $0.09 per share, 75,000 shares of Common Stock at a purchase price of $0.03 per share, 305,000 shares of Common Stock at a purchase price of $0.16 per share and 1,000,000 shares of Common Stock at a purchase price of $0.24 per share. No options have been exercised since the Plan was created.

2014 Equity Incentive Plan

On June 2, 2014, the Board and Stockholders approved and adopted the 2014 Equity Incentive Plan (the “2014 Plan”). A copy of the 2014 Plan was filed with the Securities and Exchange Commission on June 3, 2014 with the Company’s Definitive Information Statement.

F-16

The 2014 Plan is intended to promote the interests of the Company by attracting and retaining exceptional employees, consultants, directors, officers and independent contractors (collectively referred to as the “Participants”), and enabling such Participants to participate in the long-term growth and financial success of the Company. Under the 2014 Plan, the Company may grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Incentive Stock Options”), non-qualified stock options (the “Nonqualified Stock Options”), stock appreciation rights (“SARs”) and restricted stock awards (the “Restricted Stock Awards”), which are restricted shares of Common Stock (the Incentive Stock Options, the Nonqualified Stock Options, the SARs and the Restricted Stock Awards are collectively referred to as “Incentive Awards”). Incentive Awards may be granted pursuant to the 2014 Plan for 10 years from the Effective Date.

From time to time, the Company may issue Incentive Awards pursuant to the 2014 Plan.  Each of the awards will be evidenced by and issued under a written agreement. In accordance with the rules of the plan, the exercise price of options granted shall be not less than 110% of the average of the closing price for the 30 days preceding the grant date.

The Board reserved a total of 10,000,000 shares of Common Stock for issuance under the 2014 Plan. If an incentive award granted under the 2014 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the Plan.

The number of shares subject to the 2014 Plan, any number of shares subject to any numerical limit in the 2014 Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in the Company outstanding Common Stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

At July 31, 2014, no options had been granted and 10,000,000 options remain available for future grant under the 2014 Plan.

Common Stock

In September 2011, the Company Amended and Restated its Articles of Incorporation to effectuate a 1 for 8 reverse stock split by decreasing the authorized shares for issuance from 1,000,000,000 shares of common stock, $0.001 par value per share to 125,000,000 shares of common stock, $0.008 par value per share. Before the amendment, there were 52,577,445 shares outstanding as of July 31, 2011. After the amendment, there were 26,162,093 shares and 10,806,520 outstanding as of July 31, 2014 and July 31, 2013, respectively.

Kodiak Capital Group LLC Investment Agreement

On October 31, 2011, we entered into an Investment Agreement and a Registration Rights Agreement with Kodiak Capital Group, LLC (the “Investor”) to purchase up to $1,000,000 of the Company’s Common Stock. In accordance with these agreements, the Company filed a registration statement on Form S-1, which was declared effective on January 25, 2013. The Investment Agreement allows the Company to sell Common Stock in increments of $25,000 at a per share purchase price equal to 80% of the volume weighted average price of the Common Stock over five consecutive trading days.

On March 25, 2014, the Company sold 120,193 shares of Common Stock for $25,000 to Kodiak Capital Group, LLC (the “Investor”).

On May 12, 2014, the Company sold 208,333 shares of Common Stock for $25,000 to Kodiak Capital Group, LLC (the “Investor”).

On May 27, 2014, the Company sold 100,806 shares of Common Stock for $25,000 to Kodiak Capital Group, LLC (the “Investor”).

F-17

Note 7 –Gain on Settlement

Litigation settlement

The Company had an ongoing litigation over accounts receivable and payable with Ambeon Corporation, a related party by virtue of common ownership. The dispute started in 2004 and was settled on August 20, 2008 when the Company agreed to pay a sum of $560,000 and the remaining disputed payable balances were decreased in favor of the Company, and settlement income of $843,572 was realized in year 2008. As of July 31, 2014, the company has paid $559,000 towards the settlement. There is no remaining payment due under the settlement.

Note 8 – Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the following estimated useful lives of the assets: furniture and fixtures –seven years; machinery and equipment –five years; software – five years; leasehold improvements –the life of the current facility lease. Major additions and betterments are capitalized and repairs and maintenance are charged to operations in the period incurred.

	July 31, 2014	July 31, 2013
Furniture and fixture	$27,634	$27,634
Machinery and equipment	27,540	26,305
Software	359,417	359,417
Leasehold Improvements	5,985	5,985
Vehicle	105,278	-
	525,854	419,341
Accumulated depreciation	(428,291)	(404,140)
Property and equipment, net	$97,563	$15,201

Note 9 – Revolving Line of Credit

On May 9, 2011, advances under the credit line were secured with substantially all of the Company’s assets and subject to interest at 1% above the Wall Street Journal prime rate index, and were subject to the following restrictive covenants: (i) the current ratio shall not be less than 1.2 times; (ii) the debt to tangible net worth ratio shall not exceed 2.5 times; and (iii) the quarterly EBITDA shall not be less than $30,000 on a rolling four quarter basis.

As of July 2014, the Company chose not to renew this credit line and did not have a balance as of July 31, 2014.

The Company incurred interest expense of $2,790 and $5 during the years ended July 31, 2014, and 2013, respectively.

Note 10 - Notes Payable

Notes payable, which are unsecured, consist of the following as of July 31, 2014 and July 31, 2013:

F-18

Notes Payable Consist of the Following at:
	July 31, 2014	July 31, 2013

Note payable to Bank of America, Auto Loan	$74,713	$-

Total notes payable	74,713	-

Less current portion	15,735	-
	15,735	-

Long-term notes payable	$58,978	$-

Note 11 – Income Taxes

The consolidated income tax expense for the years ended July 31, 2014 and 2013 was determined based upon estimates of the Company’s consolidated effective income tax rates for the years ending July 31, 2014 and 2013, respectively. The difference between the consolidated effective income tax rate and the U.S. federal statutory rate is primarily attributable to state income taxes, and the effect of certain permanent differences.

FASB Topic 740, Accounting for Uncertainty in Income Taxes, prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Generally accepted accounting principles require that the Company recognizes in the financial statements a liability for tax uncertainty if it is more likely than not that the position will be sustained on an audit, based on the technical merits of the position. They also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure. The Company has not recorded any liability for unrecognized tax benefits as of July 31, 2014. There have been no material changes in unrecognized tax benefits at July 31, 2014.

The Company’s tax returns are subject to examination by federal, state and foreign taxing authorities. As of July 31, 2014, the statute of limitations for examining the Company’s federal income tax returns has not expired for the years ended July 31, 2010 through 2013. As of July 31, 2014, the statutes of limitation for tax examinations in the state of California have not expired for tax returns filed for the years ended July 31, 2009 through 2013.

The Company provided $1,600 and $1,600 for income taxes in the years ended July 31, 2014 and 2013 respectively. The effective tax rates takes into consideration federal and state minimum tax rates and foreign taxes.

The Company has accumulated NOLs of $ 2.84 million, which, if unutilized, will begin to expire in 2018. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements, and have been offset by a valuation allowance since there is no assurance that we will be able to utilize these NOLs. Details of future income tax assets are as follows:

F-19

Future income tax assets
	July 31, 2014	July 31, 2013
NOL available for carry forward	$2,841,697	$2,158,886
R&D credit	338,847	126,278
Other temporary timing differences	121,916	105,676
	3,302,460	2,390,840
Effective tax rate	28.83%	32.78%
	952,173	783,752
Net deferred tax asset	952,173	783,752
Valuation allowance	(952,173)	(783,752)
	$-	$-

Note 12 – Subsequent Events

Management preferred an evaluation of the Company’s activity through date these financial statements were issued to determine if there were any subsequent events to be reported. Management determined there were no reportable events to be disclosed.

F-20

AMBICOM HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30,	July 31,
	2015	2014
	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$56,649	$523,540
Accounts receivable, net of allowance for doubtful accounts of $270 and $26 as of April 30, 2015, and July 31, 2014, respectively	7,496	490
Inventory, net of allowance of $6,856 and $7,352 as of April 30, 2015, and July 31, 2014, respectively	24,691	64,120
Prepaid expenses and other current assets	37,573	9,839
Total current assets	126,409	597,989

Property and equipment, net	166,343	97,563
Deposit	20,695	20,695
Intangible assets, net	4,520,928	5,082,375
Total assets	$4,834,375	$5,798,622

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$331,197	$143,105
Accounts payable - other	-	-
Deferred revenue	41,730	1,980
Capital lease obligations - current portion	20,952	-
Note payable (Auto Loan) - current portion	15,688	15,735
Correctable debt net of debt discount - current portion	56,406	-
Total current liabilities	465,973	160,820

Capital lease obligations - net of current portion	61,811	-
Note payable (Auto Loan) - net of current portion	49,071	58,978
Convertible debt - net of debt discount - net of current portion	25,556	-
Derivative liabilities	579,021	-

Total liabilities	1,181,432	219,798

Commitments and contingencies (Note 5)

Convertible redeemable preferred stock, Series B, $0.008 par value 325,000 shares authorized; 262,475 shares issued and outstanding at April 30, 2015 and July 31, 2014. (Liquidation preference $2,600,000) - (Note 11)	262,475	262,475

Stockholders’ equity:

Preferred stock, Series A, $0.001 par value; 10,000,000 shares authorized; 0 shares and 10,000,000 shares issued and outstanding at April 30, 2015 and July 31, 2014, respectively	-	10,000

Common stock, $0.008 par value; 125,000,000 shares authorized; 50,448,682 and 26,162,093 shares issued and outstanding at April 30, 2015 and July 31, 2014, respectively	403,587	209,297

Additional paid in capital	17,137,061	16,517,448
Accumulated deficit	(14,150,180)	(11,420,396)
Total stockholders’ equity	3,390,468	5,316,349
	$4,834,375	$5,798,622

The accompanying notes are an integral part of these consolidated financial statements.

F-21

AMBICOM HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2015	2014	2015	2014

Sales	$38,947	$476,684	$177,752	$1,719,120

Cost of sales	13,814	196,886	134,828	775,144

Gross profit	25,133	279,798	42,924	943,976

Operating Expenses
Selling and general expenses	367,627	192,906	1,223,425	603,537
Amortization of acquisition-related intangible	187,149	-	561,447	-
Research and development	120,812	28,480	357,837	85,580
Professional fees	90,579	38,470	394,476	214,389
Depreciation	11,054	6,488	28,870	17,675
Total operating expenses	777,221	266,344	2,566,055	921,181

Income (Loss) from operations	(752,088)	13,454	(2,523,131)	22,795

Other income (expense)
Other income (expense), net	(186,112)	2,000	(141,725)	2,000
Interest (expense), net	(54,559)	(785)	(63,328)	(1,965)
Net other income (expense)	(240,671)	1,215	(205,053)	35

Total income (loss) before income taxes	(992,759)	14,669	(2,728,184)	22,830

Income taxes	-	-	1,600	1,600

Net income (loss)	$(992,759)	$14,669	$(2,729,784)	$21,230

Net income (loss) per share - basic	$(0.020)	$0.001	$(0.069)	$0.002

Net income (loss) per share - diluted	$(0.020)	$0.001	$(0.069)	$0.001

Weighted average shares outstanding — basic	48,968,504	11,382,377	39,817,640	11,099,146

Weighted average shares outstanding — diluted	48,968,504	22,068,948	39,817,640	19,524,301

The accompanying notes are an integral part of these consolidated financial statements.

F-22

AMBICOM HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended April 30,
	2015	2014

Cash flows from operating activities:
Net income (loss)	$(2,729,784)	$21,230
Adjustment to reconcile net income (loss) to net cash used in operating activities:
Amortization of intangibles	561,447	-
Change in fair value of derivative liabilities	139,819	-
Issuance of stock to advisors	234,600	47,000
Issuance of stock to employee	4,780	-
Issuance of stock to investor as a commitment fee	95,000	-
Stock based compensation	195,024	9,818
Issuance of stock to investor relation firm	87,500	50,000
Depreciation	28,870	17,675
Amortization of discount and issuance cost on convertible debt	47,581
Change in bad debt reserve	244	-
Issuance of Preferred A stock to Officer	-	2,950
Change in inventory allowance	(496)	5,471

Decrease/ (increase) in operating assets and liabilities:
Accounts receivable	(7,250)	(253,805)
Inventory	39,924	11,706
Prepaid expenses and other current assets	(11,151)	81,868
Accounts payable and accrued liabilities	188,091	32,148
Deferred revenue	39,750	(370,100)

Net cash used in operating activities	(1,086,051)	(344,039)

Cash flows from investing activities:
Capital expenditures	-	(106,514)

Net cash used in investing activities	-	(106,514)

Cash flows from financing activities:
Proceeds from issuance of convertible debt	499,000	-
Proceeds from sale of common stock	145,000	25,000
Payment on capital Lease	(14,886)	-
Proceeds/ (Payment) for note payable ( Auto Loan)	(9,954)	77,894
Net cash provided by financing activities	619,160	102,894

Net decrease in cash and cash equivalents	(466,891)	(347,659)

Cash and cash equivalents, beginning of period	523,540	596,871

Cash and cash equivalents, end of period	$56,649	$249,212

Supplemental information:
Income taxes paid	$-	$-
Interest paid	$8,769	$1,965

Noncash investing and financing activities:
Fixed assets acquired pursuant to capital leases	$97,650	$-
Embedded derivative liabilities issued in connection with convertible debt	$439,202	$-
Issuance of common stock in connection with convertible debt	$137,000	$-
Conversion of preferred stock, series A, to common stock	$10,000	$-
6% dividend for preferred stock Series B holders issued in common stock	$126	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-23

AMBICOM HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1 – Organization and Principal Activities

AmbiCom Holdings, Inc. (“AmbiCom Holdings” or the ‘Company”) was incorporated as Med Control, Inc. (“Med Control”) under the laws of the State of Nevada on July 1, 2008. Med Control was a development stage enterprise until January 15, 2010. All of Med Control’s activities prior to January 15, 2010 related to its organization, initial funding and share issuances.

On January 15, 2010, the Company authorized an amendment its Articles of Incorporation (the “Amendment”) to change its name to AmbiCom Holdings, Inc., to increase the number of its authorized shares of capital stock from 75,000,000 to 1,050,000,000 shares of which 1,000,000,000 were designated common stock, par value $0.001 per share (the “Common Stock”) and 50,000,000 were designated preferred stock, par value $0.001 per share (the “Preferred Stock”) and to effect a forward-split such that 131.2335958 shares of Common Stock were issued for every 1 share of Common Stock issued and outstanding immediately prior to filing of the amendment (the “Forward Split”).

Also on January 15, 2010, the Company acquired AmbiCom Acquisition Corp. a privately owned Nevada corporation (“AmbiCom”), pursuant to an Agreement and Plan of Share Exchange (the “Exchange”). AmbiCom was organized under the laws of the State of Nevada on July 29, 2008. AmbiCom Holdings is a holding company whose operating company, AmbiCom, Inc., is a designer and developer of wireless products focusing on the wireless medical industry. AmbiCom’s wireless modules and devices are based on its innovative application software and Wi-Fi or Bluetooth technologies.

Pursuant to the terms of the Exchange, the Company acquired AmbiCom from the AmbiCom former equity holders in exchange for an aggregate of 20,000,000 newly issued shares of Common Stock, 2,600,000 shares of Series B Preferred Stock, an option to purchase 5,500,000 shares of Common Stock and 2,350,000 shares of Series A Preferred Stock at the purchase price of $0.01 per share, and warrants to purchase 500,000 shares of Common Stock at the exercise price of $0.50 per share (collectively, the “Exchange Shares”). As a result of the Exchange, the AmbiCom equity holders surrendered all of their issued and outstanding capital stock of AmbiCom in consideration for the Exchange Shares and AmbiCom became a wholly-owned subsidiary of the Company.

Simultaneously upon the Closing, the Company closed an offering (the “Offering”) of its Common Stock at a price of $0.40 per share for an aggregate of 1,250,000 shares of Common Stock for aggregate offering price of $500,000.

For financial accounting purposes, the acquisition was a reverse acquisition of the Company by AmbiCom, under the purchase method of accounting, and was treated as a recapitalization with AmbiCom as the acquirer.  Upon consummation of the Exchange, the Company adopted the business plan of AmbiCom.

On May 29, 2014, the Company acquired all of the assets of Veloxum Corporation, a Delaware corporation (“Veloxum”) in consideration for the issuance of 13,100,437 shares of the Company’s Common Stock. Following the Company’s acquisition of all of Veloxum’s assets, the Company has focused its operations as an optimizer of server’s infrastructure configuration settings.

Details of the Company’s subsidiary as of April 30, 2015 are as follows:

Name	Place and Date of Establishment/ Incorporation	Relationships	Principal Activities

Lagranger, Inc.	Nevada April 21, 2015	Wholly-owned subsidiary of AmbiCom Holdings, Inc.	Designer and developer of optimizer of gaming infrastructure configuration settings.

Inter-company accounts and transactions have been eliminated in consolidation.

F-24

Note 2 – Basis of Presentation

The accompanying condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. The condensed balance sheet at July 31, 2014 has been derived from the audited financial statements at that date, but does not include all disclosures, including notes, required by GAAP for complete financial statements. In the opinion of management, the financial statements include all adjustments (which are of a normal and recurring nature) necessary for the fair presentation of the results of the periods presented.

The unaudited interim condensed financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of the Company’s management, reflect all adjustments of a normal recurring nature considered necessary to present fairly its financial position as of April 30, 2015 and results of its operations and cash flows for the three months and nine months ended April 30, 2015 and 2014. The interim results are not necessarily indicative of the results for any future interim period or for the entire year.

Certain prior period amounts have been reclassified to conform to current period presentation. The accompanying condensed financial statements and related financial information should be read in conjunction with the audited financial statements and the related notes thereto for the year ended July 31, 2014 included in the Company’s Form 10-K.

Note 3 – Summary of Significant Accounting Policies

The summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

a) Segment Information - The Company follows ASC Topic 280, “Disclosures about Segments of an Enterprise and Related Information.” Topic 280 requires that a company report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker currently evaluates the Company’s operations from a number of different operational perspectives including but not limited to a client by client basis. The Company derives all significant revenues from a single reportable operating segment of business. Accordingly, the Company does not report more than one segment; nevertheless, management evaluates, at least annually, whether the Company continues to have one single reportable segment.

b) Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates, and the differences may be material to the financial statements. Estimates are used primarily in determining the depreciable lives of fixed assets, valuation of stock based compensation, valuation of convertible instruments and derivative liability, and inventory valuation. In addition, estimates form the basis for the reserves for sales allowances, accounts receivable and inventory. Various assumptions go into the determination of these estimates. The process of determining significant estimates requires consideration of factors such as historical experience and current and expected economic conditions.

c) Cash and Cash Equivalents - The Company considers all highly liquid investments and deposits with original maturities of three months or less when purchased to be cash equivalents. All cash and cash equivalents are maintained with nationally recognized financial institutions.

d) Allowance for Doubtful Accounts - An allowance for doubtful accounts is computed based on the Company’s historical experience and management’s analysis of possible bad debts. Accounts receivable are shown net of an allowance for doubtful accounts of $270 as of April 30, 2015 and $26 as of July 31, 2014, respectively.

e) Inventory - Inventory is stated at the lower of cost or market on an average cost basis. Inventory allowances are recorded for damaged, obsolete, excess and slow-moving inventory. Market value of inventory is estimated based on the impact of market trends, an evaluation of economic conditions and the value of current orders relating to the future sales of this type of inventory. As of April 30, 2015 and July 31, 2014, the value of the inventory allowance was $6,856 and $7,352 respectively, and the inventory was comprised of finished goods.

F-25

f) Income Taxes - The Company accounts for income taxes pursuant to the FASB ASC Topic 740, "Accounting for Uncertainty in Income Taxes", (“Topic 740”). Topic 740 clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with generally accepted accounting principles. The calculation of the Company's tax provision involves the application of complex tax rules and regulations within multiple jurisdictions. The Company's tax liabilities include estimates for all income-related taxes that the Company believes are probable and that can be reasonably estimated. To the extent that the Company’s estimates are understated, additional charges to the provision for income taxes would be recorded in the period in which the Company determines such understatement. If the Company's income tax estimates are overstated, income tax benefits will be recognized when realized. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Topic 740 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

g) Intangible Assets – Developed technology and trade names were acquired as part of the Veloxum transaction in May 2014. Acquisition related intangibles are amortized over their estimated useful lives based on expected future benefit.

The carrying amounts of the intangible assets as of April 30, 2015 and July 31, 2014 are as follows:

	Intangible Assets, Gross			Accumulated Amortization			Intangible Assets, Net		Weighted
	July 31, 2014	Additions	April 30, 2015	July 31, 2014	Expense	April 30, 2015	July 31, 2014	April 30, 2015	Useful Life (Years)
Developed technology	$4,423,375	$-	$4,423,375	$(133,203)	$(473,933)	$(607,136)	$4,290,172	$3,816,239	7
Trade names	816,800		816,800	(24,597)	(87,514)	(112,111)	792,203	704,689	7
Total intangible assets, net	$5,240,175	$-	$5,240,175	$(157,800)	$(561,447)	$(719,247)	$5,082,375	$4,520,928

Total amortization expense for intangible assets was $187,149 and $561,447 for the three months and nine months ended April 30, 2015, all of which was recorded in operating expenses. As of April 30, 2015, the amortization expense related to identifiable intangible assets in future periods is expected to be as follows:

			Total
	Developed	Trade	intangible
Year ending July 31,	technology	names	assets
2015	$157,978	$29,172	$187,150
2016	631,911	116,686	748,597
2017	631,911	116,686	748,597
2018	631,911	116,686	748,597
2019	631,911	116,686	748,597
Thereafter	1,130,617	208,773	1,339,390
Total intangible assets subject to amortization	3,816,239	$704,689	$4,520,928

Developed technology and trade names are tested for impairment based on the guidelines in Accounting Standards Codification Topic 360-10-35, Impairment or Disposal of Long-Lived Assets

A long-lived asset or asset group that is held and used should be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount for the long-live asset or asset group might not be recoverable. As a result, a company is not required to perform an impairment analysis if indicators of impairment are not present. Instead, a company would assess the need for an impairment write-down only if an indicator of impairment (also referred to as a triggering event) is present. As of April 30, 2015, no triggering events have occurred which would indicate that the acquired Veloxum developed technology and trade name values may not be recoverable. The strategy and plans that had been put in place at the original acquisition date were still effective and progressing as planned.

F-26

h) Revenue Recognition - The Company's product revenues are recognized upon shipment or delivery and acceptance of products by customers, when pervasive evidence of a sales arrangement exists, the price is fixed or determinable, the title has transferred and collection of resulting receivables is reasonably assured. For service and development projects, the company recognizes revenue upon the completion of the service and records costs incurred by the company for service and development under the project as cost of sales expenses.

i) Research and Development Costs -Research and development costs are charged to operations as incurred. Research and development expenses consist primarily of compensation and related costs for personnel responsible for the research and development activities relating to new and existing products.

j) Stock-Based Compensation - The Company accounts for its stock-based compensation expense based on the fair value of the stock-based awards that are ultimately expected to vest. The fair value of an employee stock option grant is estimated on the date of grant using the Black-Scholes option pricing model, and is recognized as expense on a straight-line basis over the employee’s requisite service period (generally the vesting period), net of estimated forfeitures. Forfeitures are estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from the prior estimates.

The Company records the expense attributed to non-employee services paid with stock-based awards based on the estimated fair value of the awards determined using the Black-Scholes option pricing model. The measurement of stock-based compensation for non-employees is subject to re-measurement as the options vest, and the expense is recognized over the period during which services are received.

k) Fair Value of Financial Instruments - The Company records its financial assets and liabilities at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value should maximize the use of observable inputs and minimize the use of unobservable inputs. The accounting guidance for fair value establishes a three-level hierarchy for disclosure of fair value measurements, as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2—Inputs (other than quoted market prices included in Level 1) that are either directly or indirectly observable, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the instrument’s anticipated life.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying values of certain financial assets and liabilities of the Company, such as cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities. The carrying value of the Company’s note payable (Auto loan) approximates its fair value as the terms of the borrowing are consistent with current market rates that the Company could obtain for debt with similar terms and maturities.

The fair value measurement of the derivative liabilities for the conversion features associated with convertible debt are based on significant inputs that are unobservable and thus represent a Level 3 measurement. The Company’s estimated fair value of the derivative liabilities are calculated using the Black-Scholes valuation model. Key assumptions include the volatility of the Company’s stock, the Company’s stock price, expected dividend yield and risk-free interest rates. The Level 3 estimates are based, in part, on subjective assumptions.

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial instruments as follows:

Debt Conversion Feature
Balance at August 1, 2014	$-
Issuance	439,202
Change in fair value recorded in other income (expense), net	139,819
Balance at April 30, 2015	$579,021

l) Concentration - Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable. The Company performs ongoing credit evaluations of its customers’ financial condition. If the collection of the receivable becomes doubtful, the Company establishes a reserve in an amount determined appropriate for the perceived risk.

The Company maintains its cash accounts at commercial banks. From time to time, cash balances maintained in such banks may exceed the insured amount by the Federal Deposit Insurance Corporation (FDIC). As of April 30, 2015 management does not believe it was exposed to any significant risk on cash balances. The Company’s products are primarily sold to global medical device companies. These customers can be significantly affected by changes in economic, competitive or other factors.

F-27

Four customers accounted for 84% of revenue for the three months ended April 30, 2015 and two customers accounted for 93% of revenue for the three months ended April 30, 2014. One customer accounted for 17% of revenue for the nine months ended April 30, 2015 and three customers accounted for 85% of revenue for the nine months ended April 30, 2014.

One vendor accounted for 100% of purchases for the three months ended April 30, 2015 and one vendor accounted for 97% of purchases for the three months ended April 30, 2014. One vendor accounted for 96% of purchases for the nine months ended April 30, 2015 and one vendor accounted for 95% of purchases for the nine months ended April 30, 2014.

m) Convertible Instruments – The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with ASC 815 “Derivatives and Hedging.”ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract,(b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional (as that term is described in the implementation guidance to ASC 815).

The Company applies the accounting standards for derivatives and hedging and for distinguishing liabilities from equity when accounting for hybrid contracts that feature conversion options.

Derivative financial liabilities are initially recorded at fair value, with gains and losses arising from changes in fair value recognized in other income (expense), net in the consolidated statements of operations at each period end while such instruments are outstanding.

The terms of the conversion features associated with the convertible debt do not explicitly limit the potential number of shares issuable upon conversion and accordingly could result in the Company’s obligation to deliver a potentially unlimited number of shares upon settlement. As such, share settlement is not considered to be within the control of the Company.

Under ASC 815-40-35, the Company adopted a sequencing policy that reclassifies contracts, with the exception of stock options, from equity to assets or liabilities for those with the latest inception date first. Future issuance of securities will be evaluated as to reclassification as a liability under our sequencing policy of latest inception date.

In accordance with the guidance under ASC 815-40-25, we have evaluated that we have a sufficient number of authorized and unissued shares as of April 30, 2015, to settle all existing commitments.

Note 4 -Liquidity and Management’s Plan

As of April 30, 2015, the Company had cash and cash equivalents of $56,649 and an accumulated deficit of $14,150,180. The Company also incurred a net loss of $2,729,784 and had net cash used in operating activities of $1,086,051 for the nine months ended April 30, 2015. Given the Company’s negative cash flow from operations management anticipated its cash constraints and, therefore, took measures to meet its obligations.

On May 21, 2015, the Company effectuated a Convertible Note Agreement with an investor for the purchase and sale of $43,000 of the Company’s original issue discount convertible note. The note, in the principal amount of $43,000, was issued on May 21, 2015 (Note 12- Subsequent Events).

On April 24, 2015, the Company entered into a Series of transactions with Kodiak Capital Group, LLC. (“Kodiak”). On that date the Company entered into an Equity Purchase Agreement pursuant to which the Company may “put” to Kodiak up to $1,000,000 of shares of our Common Stock in amounts up to $25,000 per put upon effectiveness of a registration statement that may be filed for such purpose. The Company issued 500,000 shares of Common Stock as a commitment fee and executed a Registration Rights Agreement to register the Shares to be sold under the line. Also on that date, the Company entered into a Securities Purchase Agreement with Kodiak for the purchase and sale of original issue discount debentures for a borrowing amount of up to $500,000. The first note, a 15% Senior Secured Convertible Debenture, in the principal amount of $115,000 with proceeds of $100,000 was executed on April 24, 2015 and is due on the first anniversary thereof. Principal and interest under the note is convertible at any time at the option of Kodiak into shares of the Company’s Common Stock at a conversion price equal to the lesser of $0.10 or 65% of the lowest closing bid price for the 30 trading days immediately prior to conversion. Thereafter, the Company shall sell and Kodiak shall purchase an additional debenture in the principal amount of $460,000 at the purchase price of $400,000, within 30 days following the effectiveness of a registration statement to be filed for the registration of the Shares underlying both debentures. On April 24, 2015, the Company issued Kodiak a 1% Convertible Redeemable Note in the amount of $50,000 whereby a pre-existing obligation to an unrelated third-party in the amount of $50,000 was assigned to Kodiak and exchanged for such note. Principal and interest under the note are convertible at any time at the option of Kodiak, into shares of Common Stock at the conversion price equal to 70% of the lowest closing bid price for the 30 trading days immediately prior to conversion.

F-28

Management expects its new business for automated optimization of software applications will start generating revenue in the quarter ending July 31, 2015 and continue to grow. There can be no assurances that management will be able to successfully implement a long-term solution, and accordingly, the Company continues to explore debt and equity financing options. These conditions raise substantial doubt about the Company's ability to continue as a going concern through April 30, 2016.

The Company believes in the viability of its strategy to increase revenue, cash flows, and profitability and in its ability to raise additional funds, and believes that the actions presently being taken by the Company will provide the Company with sufficient liquidity to continue to finance its operations.

Note 5 –Commitments and Contingencies

Office lease

The Company leases its office and warehouse subject to an agreement that expires in May 2016. Rent expense was $13,419 for the three months ended April 30, 2015 and April 30, 2014. Rent expense was $40,256 for the nine months ended April 30, 2015 and April 30, 2014.

Capital leases

On October 31, 2014, the Company leased $93,294 of servers and network switches to increase production capacity for the OEM project with PC Driver Headquarters LP. The leases are payable in 60 monthly installments through fiscal year 2019. On March 31, 2015, the Company leased $4,356 of drivers to increase production capacity for the OEM project with PC Driver Headquarters LP. The leases are payable in 36 monthly installments through fiscal year 2018. The Company determined that the leases qualified as capital leases because the company will own the equipment at the end of the leasing term subject to a bargain purchase option. The Company allocated $20,952 to short-term capital lease obligations and $61,811 to long-term capital lease obligations at April 30, 2015.

Note 6–Series B Convertible Redeemable Preferred Stock

In September 2011, the Company amended and restated its Articles of Incorporation. Before the amendment, there were 2,600,000 shares of Series B Convertible Preferred Stock authorized at $0.001 par value per share. After the amendment, the authorized number of shares of Series B Convertible Preferred Stock was changed to 325,000 at $0.008 par value per share.

As of April 30, 2015 and July 31, 2014, there were 262,475 shares of Series B Convertible Preferred Stock outstanding.

The Series B accrues annual dividends at the rate of 6% per year in shares of Common Stock at the dividend conversion rate of $1.00.  The Series B, together with any unpaid dividends, is convertible at any time into shares of the Company’s common stock at the conversion rate of eight shares of Common Stock for each share of Series B converted.  Following the second anniversary of the Exchange, the Series B, together with any unpaid dividends, shall be convertible into Common Stock at the conversion price divided by the greater of forty cents ($0.40) or seventy percent (70%) of the daily volume weighted average price of the Common Stock for the twenty trading days immediately prior to the conversion.  The Series B is redeemable by the Company, at any time prior to December 31, 2015, in cash at the redemption rate of $1.00 per share of Series B plus any accrued and unpaid dividends. On December 31, 2015, all outstanding shares of Series B shall be redeemed by the Company at a per share redemption price equal to $1.00 per share of Series B plus an amount of Common Stock equal to the amount of the accrued and unpaid dividend thereon.  The Series B has a liquidation preference of $2,600,000 and has priority over the Series A Preferred Stock and the Common Stock.  The Series B votes on an “as converted” basis.

F-29

Note7 – Shareholders’ Equity

Preferred Stock

The Company's Amended Articles of Incorporation authorizes the issuance of 50,000,000 shares of Preferred Stock, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the Company's board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Series A Convertible Preferred Stock

The Company has authorized a total of 10,000,000 shares of Series A Convertible Preferred Stock (the “Series A”).  The Series A is convertible at any time into shares of the Company’s common stock at the conversion rate of two shares of Common Stock per each share of Series A converted.  The Series A is treated on an “as converted” basis for both voting and liquidation rights. On November 20, 2014, the CEO of the Company converted 10,000,000 shares of preferred Series A to 20,000,000 shares of common stock. There are no shares of Series A preferred stock outstanding as of April 30, 2015.

Options

As of April 30, 2015, there were options issued and outstanding for the purchase of 1,800,000 shares of common stock under the 2010 Equity Incentive Plan and 2,500,000 shares of common stock under the 2014 Equity Incentive Plan.

2010 Equity Incentive Plan

On January 15, 2010, the Board and Stockholders approved and adopted the 2010 Equity Incentive Plan (the “2010 Plan”).

The 2010 Plan is intended to promote the interests of the Company by attracting and retaining exceptional employees, consultants, directors, officers and independent contractors (collectively referred to as the “Participants”), and enabling such Participants to participate in the long-term growth and financial success of the Company. Under the 2010 Plan, the Company may grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Incentive Stock Options”), non-qualified stock options (the “Nonqualified Stock Options”), stock appreciation rights (“SARs”) and restricted stock awards (the “Restricted Stock Awards”), which are restricted shares of common stock (the Incentive Stock Options, the Nonqualified Stock Options, the SARs and the Restricted Stock Awards are collectively referred to as “Incentive Awards”). Incentive Awards may be granted pursuant to the 2010 Plan for 10 years from the Effective Date.

From time to time, the Company may issue Incentive Awards pursuant to the 2010 Plan.  Each of the awards will be evidenced by and issued under a written agreement. In accordance with the rules of the plan, the exercise price of options granted shall be not less than 110% of the average of the closing price for the 30 days preceding the grant date.

No options were granted under the 2010 Plan during the three and nine months ended April 30, 2015 and April 30, 2014

At April 30, 2015, 477,778 options remain available for future grant under the 2010 Plan.

As of April 30, 2015, there were options outstanding under the 2010 Plan to purchase 200,000 shares of common stock at a purchase price of $0.20 per share, 250,000 shares of common stock at a purchase price of $0.09 per share, 75,000 shares of common stock at a purchase price of $0.03 per share, 275,000 shares of common stock at a purchase price of $0.16 per share and 1,000,000 shares of common stock at a purchase price of $0.24 per share. No options have been exercised since the Plan was created.

The Company recognized a non-cash stock compensation expense of $30,477 and $92,125 for the three months and the nine months ended April 30, 2015, respectively in connection with options issued under the 2010 Plan.

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2014 Equity Incentive Plan

On June 2, 2014, the Board and Stockholders approved and adopted the 2014 Equity Incentive Plan (the “2014 Plan”).

The 2014 Plan is intended to promote the interests of the Company by attracting and retaining exceptional employees, consultants, directors, officers and independent contractors (collectively referred to as the “Participants”), and enabling such Participants to participate in the long-term growth and financial success of the Company. Under the 2014 Plan, the Company may grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Incentive Stock Options”), non-qualified stock options (the “Nonqualified Stock Options”), stock appreciation rights (“SARs”) and restricted stock awards (the “Restricted Stock Awards”), which are restricted shares of common stock (the Incentive Stock Options, the Nonqualified Stock Options, the SARs and the Restricted Stock Awards are collectively referred to as “Incentive Awards”). Incentive Awards may be granted pursuant to the 2014 Plan for 10 years from the Effective Date.

From time to time, the Company may issue Incentive Awards pursuant to the 2014 Plan.  Each of the awards will be evidenced by and issued under a written agreement. In accordance with the rules of the plan, the exercise price of options granted shall be not less than 110% of the average of the closing price for the 30 days preceding the grant date.

The Board reserved a total of 10,000,000 shares of Common Stock for issuance under the 2014 Plan. If an incentive award granted under the 2014 Plan expires, terminates, is unexercised, or is forfeited, or if any shares are surrendered in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the Plan.

The number of shares subject to the 2014 Plan, any number of shares subject to any numerical limit in the 2014 Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in the Company outstanding Common Stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

On August 11, 2014, 1,750,000 options were granted to two employees at an exercise price of $0.24 per share. By using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 2.48%; volatility of 49%; expected life of 6.5 years; and zero dividend yield; the Company recognized a non-cash stock compensation charge of $27,129 and $81,387 for the three months and the nine months ended April 30, 2015 respectively in connection with the issuance and vesting of these options.

On September 5, 2014, 750,000 options were granted to one employee at an exercise price of $0.24 per share. By using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 2.48%; volatility of 43%; expected life of 6.5 years; and zero dividend yield, the Company recognized a non-cash stock compensation charge of $8,067 and $21,512 for the three months and the nine months ended April 30, 2015, respectively in connection with the issuance and vesting of these options.

As of April 30, 2015, there were options outstanding under the 2014 Plan to purchase 2,500,000 shares of Common Stock at a purchase price of $0.24 per share. No options have been exercised since the Plan was created.

All non-cash stock compensation expenses for the nine months ended April 30, 2015 and 2014 were allocated to selling and general expenses.

Common Stock

In September 2011, the Company amended and restated its Articles of Incorporation to effectuate a 1 for 8 reverse stock split by decreasing the authorized shares for issuance from 1,000,000,000 shares of common stock, $0.001 par value per share to 125,000,000 shares of common stock, $0.008 par value per share. On June 8, 2015, a majority of the Company’s shareholders, ant its Board of Directors, approved an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock to 200,000,000. There were 50,448,682 and 26,162,093 shares of common stock outstanding as of April 30, 2015 and July 31, 2014, respectively.

During the nine months ended April 30, 2015, the Company issued the following shares of common stock:

The CEO of the Company converted his 10,000,000 shares of preferred Series A stock to 20,000,000 shares of common stock.

The Company issued 15,760 shares of common stock to its preferred Series B shareholders for accrued annual dividends at the rate of 6% per year.

The Company issued a total of 1,858,118 shares of common stock to service providers in exchange for services provided.

The Company issued a total of 1,475,953 shares of common stock to an investor, Kodiak Capital Group, LLC, pursuant to an investment agreement entered into in October, 2011.

The Company issued 236,758 shares of common stock in connection with employee and consultant.

The Company issued 200,000 shares of common stock in connection with convertible debt (Note 10- Convertible debt).

The Company issued 500,000 shares of common stock as a commitment fee for entering into a new investment agreement with Kodiak on April 20, 2015.

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Kodiak Capital Group LLC Investment Agreement

On October 31, 2011, we entered into an Investment Agreement and a Registration Rights Agreement with Kodiak Capital Group, LLC (the “Investor”) to purchase up to $1,000,000 of the Company’s Common Stock. In accordance with these Equity Line Transaction agreements, the Company filed a registration statement on Form S-1, which was declared effective on January 25, 2013. The Investment Agreement allows the Company to sell Common Stock in increments of $25,000 at a per share purchase price equal to 80% of the volume weighted average price of the Common Stock over five consecutive trading days. The agreements provide for the Company to exercise put options that obligate the Investor to purchase common stock shares valued at $25,000 per each put option.

Pursuant to the agreement, the Company issued the following common stock to the Investor, each in exchange for a $25,000 investment: 120,193 shares on March 25, 2014; 208,333 shares on May 12, 2014; 100,806 shares on May 27, 2014; 148,810 shares on September 23, 2014; 168,919 shares on October 3, 2014; 219,491 shares on October 13, 2014; 223,215 shares on October 22, 2014; and 215,518 shares on November 4, 2014.

On April 20, 2015, we entered into a new Investment Agreement and a Registration Rights Agreement with the same investor to purchase up to $1,000,000 of the Company’s Common Stock. The Investment Agreement allows the Company to sell Common Stock in increments of $25,000 at a per share purchase price equal to 80% of the volume weighted average price of the Common Stock over five consecutive trading days. The agreements provide for the Company to exercise put options that obligate the Investor to purchase common stock shares valued at $25,000 per each put option. The Company issued 500,000 shares of common stock to Kodiak as a commitment fee on the date of the transaction and recorded $95,000 as other expense on the statement of operations to account for the value of the issued shares based on the trading price of the Company’s stock on the issuance date.

Pursuant to the 2015 agreement with the investor, the Company issued 500,000 shares on April 24, 2015 in exchange for a $25,000 investment.

Note 8 – Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the following estimated useful lives of the assets: furniture and fixtures –seven years; machinery and equipment –five years; software – five years; leasehold improvements –the life of the current facility lease. Major additions and betterments are capitalized and repairs and maintenance are charged to operations in the period incurred. Depreciation expense for the three months and the nine months ended April 30, 2015 and 2014 was $11,054 and $6,488, $28,870 and $17,675, respectively. The assets under capital leases as of April 30, 2015 and July 31, 2014 were $97,649 and $0, respectively. Accumulated depreciation related to assets under capital leases as of these dates was $9,914 and $0, respectively.

	April 30, 2015	July 31, 2014
Furniture and fixture	$27,634	$27,634
Machinery and equipment	125,190	27,540
Software	359,417	359,417
Leasehold Improvements	5,985	5,985
Vehicle	105,278	105,278
	623,504	525,854
Accumulated depreciation	(457,161)	(428,291)
Property and equipment, net	$166,343	$97,563

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Note 9 - Note Payable (Auto loan)

The note payable (auto loan) consists of the following as of April 30, 2015 and July 31, 2014:

Note Payable Consists of the Following at:
	April 30, 2015	July 31, 2014
Note payable (Auto Loan)	64,759	$74,713
Less current portion	15,688	15,735
Long-term note payable	$49,071	$58,978

The note payable, secured by an automobile, bears interest at 3.99% per annum and has a maturity date of October 9, 2019.

Note 10 – Convertible Debt and Derivative Liability

On December 18, 2014, the Company effectuated a convertible Note Agreement with an investor for the purchase and sale of up to $285,000 of the Company’s original issue discount convertible debentures with a term of 3 years. The first debenture, in the principal amount of $160,000, was issued on December 18, 2014.

In connection with the agreement, the Company provided the lender with 200,000 shares of common stock. The Company used the trading price of its common stock on December 18, 2014 to determine the value of the common stock. The Company recorded a debt discount of $42,000 attributed to the issuance of the common stock.

Per the agreement, the holder may convert the notes into common stock at 70% of the lowest trading price in a 20 day trading window prior to the conversion. The Company has determined that the right to convert the notes at a discount represents an embedded derivative liability that met the criteria for bifurcation under ASC 815 “Derivative and Hedging” which generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. The fair value of the derivative liability was calculated using a Black Scholes model on December 18, 2014 and remeasured at April 30, 2015. The Company recorded a debt discount for the fair value of the derivative liability of $102,000 on the issuance date. The debt discount attributed to the convertible note, the issuance of the common stock, and the derivative liability is being amortized over the term of the note of 3 years and recorded as interest expense in the statements of operations. As of April 30, 2015, the Company determined the fair value of the derivative liability has increased to $191,122 and accordingly recorded $89,122 to capture the change in fair value as other expense in the statements of operations.

On February 20, 2015, the Company effectuated a convertible Note Agreement with an investor for the purchase and sale of up to $66,667 of the Company’s original issue discount convertible notes with a term of 2 years.

Per the agreement, the holder may convert the notes into common stock at the lesser of $0.15 per share or 60% of the lowest trading price in a 25 day trading window prior to the conversion. The note does not bear interest if repaid within 90 day of the borrowing date while a 12% one-time interest fee will be charged on the 91st day if the note is still outstanding. The Company has determined that the right to convert the notes at a discount represents an embedded derivative liability that met the criteria for bifurcation under ASC 815 “Derivative and Hedging” which generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. The fair value of the derivative liability was calculated using a Black Scholes model on February 20, 2015 and remeasured at April 30, 2015. The Company recorded a debt discount for the fair value of the derivative liability of $60,667 on the issuance date. The debt discount attributed to the convertible note, and the derivative liability is being amortized over the term of the note of 2 years and recorded as interest expense in the statements of operations. As of April 30, 2015, the Company determined the fair value of the derivative liability has increased to $80,355 and accordingly recorded $20,355 to capture the change in fair value as other expense in the statements of operations.

On March 4, 2015, the Company effectuated a convertible Note Agreement with an investor for a principal balance of $100,000 of convertible note with a term of 1 year.

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Per the agreement, the holder may convert the notes into common stock at the 60% of the lowest trading price in a 15 day trading window prior to the conversion. The debt accrues interest at a rate of 8% per annum, payable in common stock at the conversion rate. The Company has determined that the right to convert the notes at a discount represents an embedded derivative liability that met the criteria for bifurcation under ASC 815 “Derivative and Hedging” which generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. The fair value of the derivative liability was calculated using a Black Scholes model on March 4, 2015 and remeasured at April 30, 2015. The Company recorded a debt discount for the fair value of the derivative liability of $89,672 on the issuance date. The debt discount attributed to the derivative liability is being amortized over the term of the note of 1 year and recorded as interest expense in the statements of operations. As of April 30, 2015, the Company determined the fair value of the derivative liability has declined to $86,562 and accordingly recorded $3,110 to capture the change in fair value as other income in the statements of operations.

On April 1, 2015, the Company effectuated a convertible promissory note with an investor for a total principal balance of $64,000 of with a term of 1 year.

Per the agreement, the holder may convert the note into common stock at 61% of the lowest 3 trading prices in a 10 day trading window prior to the conversion after 180 days. The note accrues interest at a rate of 8% per annum. The Company has determined that the right to convert the note at a discount represents an embedded derivative liability that met the criteria for bifurcation under ASC 815 “Derivative and Hedging” which generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. The fair value of the derivative liability was calculated using a Black Scholes model on April 1, 2015 and remeasured at April 30, 2015. The Company recorded a debt discount for the fair value of the derivative liability of $60,000 on the issuance date. The debt discount attributed to the derivative liability is being amortized over the term of the note of 1 year and recorded as interest expense in the statements of operations. As of April 30, 2015, the Company determined the fair value has declined to $54,619 and accordingly recorded $1,339 to capture the change in fair value as other income in the statements of operations.

On April 24, 2015, the Company effectuated a convertible Note Agreement with an investor for a total principal of up to $115,000 with a term of 1 year. The debenture, in the principal amount of $115,000, was issued on April 24, 2015.

Per the agreement, the holder may convert the note into common stock at the lesser of $0.10 or 65% of the lowest trading price in a 30 day trading window preceding the date of conversion. The note accrues interest at a rate of 15% per annum. The Company has determined that the right to convert the note at a discount represents an embedded derivative liability that met the criteria for bifurcation under ASC 815 “Derivative and Hedging” which generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. The fair value of the derivative liability was calculated using a Black Scholes model on April 24, 2015 and remeasured at April 30, 2015. The Company recorded a debt discount for the fair value of the derivative liability of $100,000 on the issuance date. The debt discount attributed to the convertible note and the derivative liability is being amortized over the term of the note of 1 year and recorded as interest expense in the statements of operations. As of April 30, 2015, the Company determined the fair value has increased to $135,388 and accordingly recorded $35,388 to capture the change in fair value as other expense in the statements of operations.

On April 24, 2015, the Company effectuated a convertible note agreement with an investor for the purchase and sale of $50,000 of the Company’s original issue discount convertible note with a term of 8 months.

Per the agreement, the holder may convert the notes into common stock at 70% of the lowest trading price in a 30 day trading window prior to the conversion. The note accrues an interest of 1% per annum. The Company has determined that the right to convert the notes at a discount represents an embedded derivative liability that met the criteria for bifurcation under ASC 815 “Derivative and Hedging” which generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. The fair value of the derivative liability was calculated using a Black Scholes model on April 24, 2015 and remeasured at April 30, 2015. The Company recorded a debt discount for the fair value of the derivative liability of $31,572 on the issuance date. The debt discount attributed to the convertible note, and the derivative liability is being amortized over the term of the note of 7 months and recorded as interest expense in the statements of operations. As of April 30, 2015, the Company determined the fair value of the derivative liability has declined to $30,975 and accordingly recorded $597 to capture the change in fair value as other income in the statements of operations.

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As of April 30, 2015, amounts outstanding under the Company’s debentures were as follows:

Principal balance	$555,667
Debt discount	(473,705)
Net carrying value of debt	$81,962
Less current portion	56,406
Long-term net carrying value of debt	$25,556

Note 11 – Revision of Prior Period Amounts

It was determined during the preparation of the interim financial statements for the three months ended April 30, 2015, that adjustments were required relating to periods preceding August 1, 2014. These adjustments resulted from the Company’s re-evaluation of the accounting treatment of the Series B Convertible Redeemable Preferred Stock (the “Series B”), which was originally recorded in stockholders’ equity upon issuance. Management determined that the Series B meets the definition of a temporary equity instrument in accordance with ASC Topic 480-10-S99“Accounting for Redeemable Equity Instruments”. Accordingly, the Company determined that the Series B should be classified as temporary equity and recorded at its redemption value.

Management has evaluated the effect of this prior period adjustment and determined that it was immaterial to each of the reporting periods affected and, therefore, amendment of previously filed reports was not required. In accordance with guidelines issued in SEC Staff Accounting Bulletin, we have recorded adjustments to correct and reclassify the current year’s beginning Convertible Redeemable Preferred Stock Series B and Additional paid in capital amounts to correct these immaterial prior period errors. We also plan to revise in future filings of our 10-Q and 10-K, the previously reported quarterly and annual financial statements during the year ended July 31, 2014 for these immaterial amounts.

The following table sets forth the revised prior period balances reported in our comparative financial statements:

	Previously reported	Adjustment	Revised
Balance sheet items at July 31, 2014:
Preferred Stock, Series B	2,100	260,375	262,475
Additional paid in capital	16,777,826	(260,375)	16,517,448
Total stockholders’ equity	5,578,824	(262,475)	5,316,349

Note 12 – Subsequent Events

Management of the Company performed an evaluation of all subsequent events that occurred as of the date these financial statements were issued to determine if they must be reported. Management of the Company has determined that the following subsequent events are required to be disclosed:

On May 21, 2015, the Company effectuated a Convertible Note Agreement (the “Agreement”) with an investor (the “Investor”) a total principal of $43,000. The Note bears interest at a rate of 8% per annum and is convertible into shares of common stock at a conversion price equal 61% of the lowest trade price in the 10 trading days prior to the conversion. The principal and accrued interest balances are due on February 26,2016.

On June 8, 2015, holders of a majority of the Company’s issued and outstanding common stock and its Board of Directors approved an amendment to its Articles of Incorporation increasing the Company’s Authorized Capital to 250,000,000 shares, of which 200,000,000 will be common stock, par value $0.008 per share, and 50,000,000 shares will be preferred stock, par value $0.001 per share.

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